Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT

dated as of

August 3, 2015

between

TRIVASCULAR TECHNOLOGIES, INC.

and

TRIVASCULAR, INC.

as Borrowers,

The SUBSIDIARY GUARANTORS from Time to Time Party Hereto,

and

The LENDERS from Time to Time Party Hereto,

as Lenders

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

SCHEDULES AND EXHIBITS

Schedule 1	–	Commitments and Warrants
Schedule 3.03(b)(ii)	–	Excluded Shareholders
Schedule 7.05(b)	–	Certain Intellectual Property
Schedule 7.05(c)	–	Material Intellectual Property
Schedule 7.06	–	Certain Litigation
Schedule 7.08	–	Taxes
Schedule 7.12	–	Information Regarding Subsidiaries
Schedule 7.13(b)-1	–	Existing Indebtedness of each Borrower and its Subsidiaries
Schedule 7.13(b)-2	–	Liens Granted by the Obligors
Schedule 7.14	–	Material Agreements of each Borrower and each of its Subsidiaries
Schedule 7.15	–	Permitted Restrictive Agreements
Schedule 7.16	–	Real Property Owned or Leased by Borrower or any Subsidiary
Schedule 7.17	–	Pension Matters
Schedule 9.05	–	Existing Investments
Schedule 9.10	–	Transactions with Affiliates
Schedule 9.14	–	Permitted Sales and Leasebacks

Exhibit A	–	Form of Guarantee Assumption Agreement
Exhibit B	–	Form of Notice of Borrowing
Exhibit C-1	–	Form of Term Loan Note
Exhibit C-2	–	Form of PIK Loan Note
Exhibit D	–	Form of U.S. Tax Compliance Certificate
Exhibit E	–	Form of Compliance Certificate
Exhibit F	–	Form of Convertible Note
Exhibit G	–	Form of Registration Rights Agreement

-v-

SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT, dated as of August 3, 2015, among TRIVASCULAR TECHNOLOGIES, INC. (formerly TV2 HOLDING COMPANY), a Delaware corporation (“Holdings”), TriVascular, Inc., a California corporation (“TriVascular” and, together with Holdings, the “Borrowers”), the SUBSIDIARY GUARANTORS from time to time party hereto, the Control Agent and the Lenders from time to time party hereto.

WITNESSETH:

WHEREAS, the Borrowers and the Lenders entered into that certain Term Loan Agreement dated as of October 12, 2012 (the “Original Term Loan Agreement”), pursuant to which the Lenders, from an aggregate term loan commitment of $50,000,000, extended term loans in the original principal amount of $40,000,000 (inclusive of all accrued and unpaid interest thereon, whether cash or payment-in-kind, the “Original Term Loans”) to the Borrowers on October 30, 2012 (the “Original Closing Date”).

WHEREAS, the Borrowers subsequently requested, and the Lenders agreed to the full repayment and conversion of the Original Term Loans into new Loans on November 4, 2014 and pursuant thereto, the Borrowers and the Lenders amended and restated the Original Term Loan Agreement on November 4, 2014 into the Existing Term Loan Agreement (as defined below) to effect such conversion, and among other things, to increase the aggregate loan commitment.

WHEREAS, on November 4, 2014, following the payment of accrued cash interest of $469,429.41 by the Borrowers to the Lenders, the Original Term Loans in an amount equal to $42,088,283.03 (of which $2,088,283.03 was capitalized accrued interest and to be deemed a PIK Loan) were converted into new Loans under the Existing Term Loan Agreement (such conversion being deemed the first Borrowing under the Existing Term Loan Agreement).

WHEREAS, on November 21, 2014, the Borrowers made a second Borrowing under the Existing Term Loan Agreement in the principal amount of $10,000,000.

WHEREAS, the Borrowers have requested, and the Lenders agreed to extend additional loans to the Borrowers.

WHEREAS, to effect such additional extensions of credit, the Borrowers and the Lenders have agreed to amend and restate the Existing Term Loan Agreement in its entirety to make certain additional changes as more fully set forth herein, which amendment and restatement shall become effective on the date hereof, to provide for term loans and convertible loans from the Lenders to the Borrowers in an aggregate principal amount up to the Commitment (as defined hereafter).

Accordingly, the parties agree as follows:

SECTION 1

DEFINITIONS

1.01 Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“Accounting Change Notice” has the meaning set forth in Section 1.04(a).

“Act” has the meaning set forth in Section 12.17.

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body, or (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body.

“Affected Lender” has the meaning set forth in Section 2.07(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Second Amended and Restated Term Loan Agreement, including the schedules and exhibits hereto, as the same may be from time to time further modified, amended, restated, amended and restated and/or supplemented.

“Asset Sale” is defined in Section 9.09.

“Asset Sale Net Proceeds” means the aggregate amount of the cash proceeds received from any Asset Sale, net of any bona fide costs incurred in connection with such Asset Sale, plus, with respect to any non-cash proceeds of an Asset Sale, the fair market value of such non cash proceeds as determined by the Majority Lenders, acting reasonably.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee of such Lender.

“Bankruptcy Code” means Title II of the United States Code entitled “Bankruptcy.”

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowers” has the meaning set forth in the introduction hereto.

“Borrower Party” has the meaning set forth in Section 12.03(b).

“Borrowing” means a borrowing under the Existing Term Loan Agreement or this Agreement consisting of Loans made on the same day by the Lenders according to their respective Commitments (including without limitation a borrowing of a PIK Loan).

“Borrowing Date” means the date of the Borrowing.

“Borrowing Notice Date” means, (i) in the case of the Third Borrowing, the date hereof and, (ii) in the case of subsequent Borrowings, the applicable date as set forth in Sections 6.02 or 6.03.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City or San Francisco.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert of capital stock representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Holdings, (b) during any period of twelve (12) consecutive calendar months, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Holdings by Persons who were neither (i) nominated by the board of directors of the Holdings, nor (ii) appointed by directors so nominated, (c) the acquisition of direct or indirect Control of the Holdings by any Person or group of Persons acting jointly or otherwise in concert; in each case whether as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (d) the failure of Holdings to own and control 100% of the issued and outstanding equity interests in TriVascular; provided that the acquisition of ownership, directly or indirectly, beneficially or of record, by any Excluded Shareholder of capital stock representing more than 30% but less than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Holdings shall not be deemed a Change of Control event.

“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, informations (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

“Closing Date” means the later of (i) August 18, 2015, and (ii) the date as of which the Lenders notify the Borrowers that the conditions precedent set forth in Section 6.01 have been satisfied or waived.

“CMI” means Century Medical, Inc., a Japan corporation.

“CMI Loan Agreement” means the Loan Agreement, dated as of January 1, 2014, among Holdings, TriVascular, the subsidiary guarantors from time to time party thereto, and CMI, as amended by that First Amendment to Loan Agreement, dated as of November 4, 2014, and as further amended from time to time.

“CMI Subordination Agreement” means the Subordination Agreement, dated as of January 10, 2014, among the Lenders and CMI, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means the collateral provided for in the Security Documents.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrowers in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time. The aggregate Commitments on the date hereof are set forth on Schedule 1. For purposes of clarification, the amount of any PIK Loans shall not reduce the amount of the available Commitment.

“Commitment Period” means the period from and including November 4, 2014 and through and including March 29, 2017.

“Commodity Account” is defined in the Security Agreement.

“Compliance Certificate” has the meaning given to such term in Section 8.01(c).

“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied).

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agent” is defined in the Security Agreement.

“Conversion Option” is defined in each Convertible Note.

“Convertible Note” means a convertible promissory note, in the form attached hereto as Exhibit F, executed and delivered by the Borrowers to the Lenders in accordance with Section 2.04.

“Convertible Tranche” has the meaning set forth in Section 2.01.

“Copyright” is defined in the Security Agreement.

“CRPC” means Capital Royalty Partners II (Cayman) L.P.

“CRPPF” means Capital Royalty Partners II – Parallel Fund “A” L.P.

“CRPPFC” means Capital Royalty Partners II – Parallel Fund “B” (Cayman) L.P.

“Cure Amount” has the meaning set forth in Section 10.02(b).

“Cure Right” has the meaning set forth in Section 10.02(a)(ii).

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.06, any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or (c) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” is defined in the Security Agreement.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is a corporation, limited liability company, partnership or similar business entity incorporated, formed or organized under the laws of the United States, any State of the United States or the District of Columbia.

“Eligible Transferee” means and includes a commercial bank, an insurance company, a finance company, a financial institution, any investment fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided that “Eligible Transferee” shall not include any Person that is principally in the business of managing investments or holding assets for investment purposes that has a board participation right in a company that produces, markets or sells, or develops a program to market or sell, a marketed or Phase III product in competition with the Borrowers.

“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Cure Right” has the meaning set forth in Section 10.02(a)(i).

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (iii) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Loan Party or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Loan Party or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c)

of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xiii) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such plan; (xiv) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; or (xv) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Rate” means the rate at which any currency (the “Pre-Exchange Currency”) may be exchanged into another currency (the “Post-Exchange Currency”), as set forth on such date on the relevant Reuters screen at or about 11:00 a.m. (Central time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” with respect to exchanging such Pre-Exchange Currency into such Post-Exchange Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Borrowers and the Majority Lenders or, in the absence of such agreement, such Exchange Rate shall instead be determined by the Majority Lenders by any reasonable method as they deem applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Shareholder” means any of the shareholders of Holdings that hold Equity Interests in Holdings as at the date hereof and that are listed on Schedule 3.03(b)(ii) hereto, but shall not include any of their portfolio companies or limited partners.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax, (b) Other Connection Taxes, (c) U.S. federal withholding Taxes that are imposed on amounts payable to a Lender to the extent that the obligation to withhold amounts existed on the date that such Lender became a “Lender” under this Agreement, except in each case to the extent such Lender is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment of such other Lender became effective, as a result of a change in law prior to the time of the assignment, to receive additional amounts under Section 5.05, (d) any Taxes imposed in connection with FATCA, and (e) Taxes attributable to such Recipient’s failure to comply with Section 5.05(e).

“Existing Term Loan Agreement” means the Amended and Restated Term Loan Agreement, dated as of November 4, 2014, among the Borrowers, the Subsidiary Guarantors from time to time party thereto, and the Lenders from time to time party thereto.

“Expense Cap” has the meaning set forth in the Fee Letter dated as of the date hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Fee Letter” means any fee letter agreement between Borrowers and the Lenders party thereto relating to the Existing Term Loan Agreement or this Agreement, including the fee letter agreement dated as of November 4, 2014 and the fee letter agreement dated as of the date hereof.

“Fifth Borrowing” means the Borrowing under this Agreement which occurs upon satisfaction of the conditions precedent set forth in Section 6.03.

“Fifth Borrowing Minimum Revenue” has the meaning set forth in Section 6.03(a).

“First Borrowing” means the first Borrowing under the Existing Term Loan Agreement on the First Borrowing Date.

“First Borrowing Date” means November 4, 2014.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary of a Borrower that is not a Domestic Subsidiary.

“Fourth Borrowing” means the Borrowing under this Agreement which occurs upon satisfaction of the conditions precedent set forth in Section 6.02.

“Fourth Borrowing Minimum Revenue” has the meaning set forth in Section 6.02(a).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 7.04(a).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of the United States.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor” hereunder in favor of the Lenders.

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or obligations of such Person with respect to deposits or advances of any kind by third parties, in each case, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (j) obligations under any Hedging Agreement currency swaps, forwards, futures or derivatives transactions, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 12.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all Patents, Trademarks, Copyright, and Technical Information, whether registered or not, domestic and foreign. Intellectual Property shall include all:

applications or registrations relating to such Intellectual Property;

rights and privileges arising under applicable Laws with respect to such Intellectual Property;

rights to sue for past, present or future infringements of such Intellectual Property; and

rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Interest-Only Period” means the period from and including the First Borrowing Date and through and including the sixteenth Payment Date following the First Borrowing Date.

“Interest Period” means, with respect to each Borrowing, (i) initially, the period commencing on and including the Borrowing Date thereof and ending on and excluding the next Payment Date, and, (ii) thereafter, each period beginning on and including the last day of the immediately preceding Interest Period and ending on and excluding the next succeeding Payment Date; provided that the term “Interest Period” shall include any period selected by the Majority Lenders from time to time in accordance with the definition of “Default Rate”.

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Knowledge” means the actual knowledge of any Responsible Officer of any Person or, so long as he is employed by the Borrowers or their Subsidiaries, the actual knowledge of Michael Chobotov so long as he is an executive officer of a Borrower.

“Landlord Consent” means each landlord consent with respect to the Borrowers’ leased locations duly executed and delivered by the Borrowers in connection with this Agreement.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Leasehold Deed of Trust” means each leasehold deed of trust with respect to the Borrowers’ leased locations duly executed and delivered by the Borrowers in connection with this Agreement.

“Lenders” means Capital Royalty Partners II L.P., PIOP, CRPPF, CRPC and CRPPFC, together with their successors and each assignee of a Lender pursuant to Section 12.05(b) and “Lender” means any one of them.

“Lien” means any mortgage, lien, pledge, charge, encumbrance or other security interest, leases, title retention agreements, mortgages, restrictions, easements, rights-of-way, options or adverse claims (of ownership or possession) or encumbrances of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Liquidity” means the balance of unencumbered (other than by Liens securing the Obligations) cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in an account over which the Lenders have a first priority perfected security interest.

“Loan” means (i) each loan advanced by a Lender pursuant to Section 2.01 (including each loan constituting part of the Convertible Tranche) and (ii) each PIK Loan deemed to have been advanced by a Lender pursuant to Section 3.02(d). For purposes of clarification, any calculation of the aggregate outstanding principal amount of Loans on any date of determination shall include both the aggregate principal amount of loans advanced pursuant to Section 2.01 and not yet repaid, and all PIK Loans deemed to have been advanced and not yet repaid, on or prior to such date of determination.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, each Warrant, each Fee Letter, any subordination agreement or any intercreditor agreement entered into by Lenders with any other creditors of Obligors, including the CMI Subordination Agreement, and any other present or future document, instrument, agreement or certificate executed by Obligors for the benefit of Lenders in connection with this Agreement or any of the other Loan Documents, all as amended, restated, or otherwise modified.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) then in effect, ignoring, in such calculation, the Commitments of and outstanding Loans owing to any Defaulting Lender.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean (A) a material adverse change in or effect on (i) the business, condition (financial or otherwise), operations, performance, or Property of any Borrower and its Subsidiaries taken as a whole, (ii) the ability of any Obligor to perform its obligations under the Loan Documents, (iii) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of the Lenders under any of the Loan Documents, or (B) any material breach of, or “event of default” or similar event by any Obligor under, any Material Agreement.

“Material Agreements” means the agreements which are listed in Schedule 7.14 and all other agreements held by the Obligors from time to time, the absence or termination of any of which would reasonably be expected to result in a Material Adverse Effect, provided however that “Material Agreements” exclude all: (i) licenses implied by the sale of a product; (ii) paid-up licenses for commonly available software programs under which an Obligor is the licensee; and (iii) non-disclosure agreements. “Material Agreement” means any one such agreement.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor the outstanding principal amount of which, individually or in the aggregate, exceeds $1,500,000 (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means, the Obligor Intellectual Property described in Schedule 7.05(c) and any other Obligor Intellectual Property after the date hereof the loss of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earlier to occur of (i) the Stated Maturity Date, and (ii) the date on which the Loans are accelerated pursuant to Section 11.02.

“Maximum Rate” has the meaning set forth in Section 12.18.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Non-Consenting Lender” has the meaning set forth in Section 2.07(a).

“Non-Disclosure Agreement” has the meaning set forth in Section 12.16.

“Note” means a promissory note executed and delivered by the Borrowers to the Lenders in accordance with Section 2.04 or 3.02(d).

“Notice of Borrowing” has the meaning given to such term in Section 2.02.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Lender, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is a Borrower, all

Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligor Intellectual Property” means Intellectual Property owned by or licensed to any of the Obligors.

“Obligors” means, collectively, the Borrowers and the Subsidiary Guarantors and their respective successors and permitted assigns.

“Original Closing Date” has the meaning set forth in the recitals hereto.

“Original Term Loan Agreement” has the meaning set forth in the recitals hereto.

“Original Term Loans” has the meaning set forth in the recitals hereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.05(g)).

“Participant” has the meaning set forth in Section 12.05(e).

“Patents” is defined in the Security Agreement.

“Payment Date” means each March 31, June 30, September 30, December 31 and the Maturity Date, commencing on the first such date to occur following the First Borrowing Date; provided that, if any such date shall occur on a day that is not a Business Day, the applicable Payment Date shall be the next preceding Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition by a Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:

(a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity with all applicable Governmental Approvals;

(c) in the case of the acquisition of all of the Equity Interests of such Person, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable Law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned 100% by the Borrower, a Subsidiary Guarantor or any other Subsidiary, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 8.12, if applicable;

(d) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 10.01 on a pro forma basis after giving effect to such acquisition; and

(e) such Person (in the case of an acquisition of Equity Interests) or assets (in the case of an acquisition of assets or a division) (i) shall be engaged or used, as the case may be, in the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged or (ii) shall have a similar customer base as the Borrower and/or its Subsidiaries.

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) years from the date of acquisition, (ii) commercial paper maturing no more than two (2) years after its creation and having a rating of at least A-1 or P-1 from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) corporate notes and bonds maturing no more than two (2) years after their creation and having a rating of at least A- or A3 from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (iv) certificates of deposit maturing no more than two (2) years from the date of investment therein.

“Permitted Convertible Subordinated Debt” means Indebtedness:

(i) that is governed by documentation containing representations, warranties, covenants and events of default no more burdensome or restrictive than those contained in the Loan Documents, (ii) owing to equity owners of the Borrowers that is convertible into equity securities of the Borrowers, (iii) in respect of which no cash payments of principal are required prior to the Stated Maturity Date other than cash payments made in lieu of fractional shares in connection with the conversion of such Indebtedness into equity securities of the Borrowers, (iv) in respect of which the holders have agreed in favor of Borrowers and Lenders that (A) prior to the date on which the Commitments have expired or been terminated and all Obligations (other than the Warrant Obligations) have been paid in full indefeasibly in cash, such holders will not exercise any remedies available to them in respect of such Indebtedness, and (B) all Liens (if any) securing such Indebtedness are subordinated to the Liens securing the Obligations, and (v) that has a cash interest rate of less than or equal to 5% per annum.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” has the meaning set forth in Section 9.02.

“Permitted Priority Debt” means Indebtedness of TriVascular, in an amount not to exceed at any time 80% of the face amount at such time of TriVascular’s eligible accounts receivable; provided that (a) such Indebtedness, if secured, is secured solely by the TriVascular’s accounts receivable, inventory and cash proceeds thereof, and (b) the holders or lenders thereof have executed and delivered to Lenders an intercreditor agreement reasonably satisfactory to the Majority Lenders.

“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals and replacements of such Indebtedness; provided that such extension, renewal or replacement (i) shall not increase the outstanding principal amount of such Indebtedness, (ii) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to any Borrower and its Subsidiaries or the Lenders than the terms of any agreement or instrument governing such existing Indebtedness, (iii) shall have an applicable interest rate which does not exceed the rate of interest of the Indebtedness being replaced, and (iv) shall not contain any new requirement to grant any lien or security or to give any guarantee that was not an existing requirement of such Indebtedness.

“Permitted Restrictive Agreements” has the meaning set forth in Section 7.15.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“PIK Loan” has the meaning set forth in Section 3.02(d).

“PIK Period” means the period beginning on the First Borrowing Date and ending on the earlier to occur of (i) the sixteenth (16th) Payment Date after the First Borrowing Date and (ii) the date on which any Event of Default shall have occurred (provided that if such Event of Default shall have been cured or waived, the PIK Period shall resume until the earlier to occur of the next Event of Default and the sixteenth (16th) Payment Date after the First Borrowing Date).

“PIOP” means Parallel Investment Opportunities Partners II L.P., a Delaware limited partnership.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Default Rate” has the meaning set forth in Section 3.02(b).

“Prepayment Premium” has the meaning set forth in Section 3.03(a).

“Product” means ovation abdominal stent graft system or its successors, in a form that is substantially similar to that as described in Pre-Market Approval Application P120006 (or improvements thereto) for general indicated use and without a humanitarian device exemption.

“Property” of any Person means any property or assets, or interest therein, of such Person.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (a) the sum of the Commitment (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (b) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Security Documents” means any Landlord Consent and any Leasehold Deed of Trust, and any mortgage or deed of trust or any other real property security document executed or required hereunder or under the Security Agreement to be executed by any Obligor and granting a security interest in real Property owned or leased (as tenant) by any Obligor in favor of the Lenders.

“Recipient” means any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Redemption Date” has the meaning set forth in Section 3.03(a).

“Redemption Price” has the meaning set forth in Section 3.03(a).

“Register” has the meaning set forth in Section 12.05(d).

“Registration Rights Agreement” has the meaning set forth in Section 6.01(g)(xii).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means any registrations, licenses, authorizations, permits or approvals issued by any Governmental Authority and applications or submissions related to any of the foregoing.

“Requirement of Law” means, as to any Person, any statute, law, treaty, rule or regulation or determination, order, injunction or judgment of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Properties or revenues.

“Responsible Officer” of any Borrower means the President, chief executive officer or chief financial officer of such Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of any Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such shares of capital stock of any Borrower or any of its Subsidiaries.

“Revenue” of a Person means all revenue properly recognized under GAAP, consistently applied, less all rebates, discounts and other price allowances.

“Santa Rosa Facility” means the premises located at 3910 Brickway Boulevard, Santa Rosa, California, which are leased by Borrower pursuant to the Santa Rosa Lease.

“Santa Rosa Lease” means that certain Lease Agreement dated June 16, 2005 between TriVascular, Inc. (as successor in interest to Boston Scientific Corporation and Boston Scientific Santa Rosa Corp.) and Sonoma Airport Properties, LLC (as successor in interest to Carmel River, LLC, Carlsen Investments, LLC, and Rieger Investments, LLC) (“Santa Rosa Landlord”), as amended by the Consent, Assignment, First Amendment to Lease and Non-Disturbance Agreement dated March 28, 2008, as further amended by the Second Amendment to Lease, dated December 2011.

“SBA” means U.S. Small Business Administration.

“SBIC” means Small Business Investment Company.

“SBIC Act” means Small Business Investment Act of 1958, as amended.

“SEC” means Securities and Exchange Commission.

“Second Borrowing” means the second Borrowing under the Existing Term Loan Agreement on November 21, 2014.

“Security Agreement” means the Security Agreement, dated as of October 12, 2012, among the Obligors and the Lenders, granting a security interest in the Obligors’ personal Property in favor of the Lenders.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, and each other security document, control agreement or financing statement required or recommended to perfect Liens in favor of the Lenders.

“Securities Account” is defined in the Security Agreement.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements entered into by one or more Obligors in favor of the Lenders, each in form and substance satisfactory to the Majority Lenders (and as amended, modified or replaced from time to time).

“Solvent” means, with respect to any Person at any time, that (a) the present fair saleable value of the Property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, and (c) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“Specified Financial Covenants” has the meaning set forth in Section 10.02(a).

“Stated Maturity Date” means the twenty-third (23rd) Payment Date following the First Borrowing Date, which shall be June 30, 2020.

“Subordinated Debt Cure Right” has the meaning set forth in Section 10.02(a)(ii).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Guarantors” means each of the Subsidiaries of the Borrowers identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of any Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.12(a) or (b).

“Substitute Lender” has the meaning set forth in Section 2.07(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Third Borrowing” means the Borrowing under this Agreement which occurs upon satisfaction of the conditions precedent set forth in Section 6.01.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Credit Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” is defined in the Security Agreement.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party and the Borrowings (and the use of the proceeds of the Loans).

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“Warrant” means each warrant to purchase capital stock of Holdings issued by Holdings to the Lenders in connection with the transactions contemplated under the Existing Term Loan Agreement.

“Warrant Obligations” means, with respect to any Obligor, all Obligations arising out of, under, or in connection with, any Warrants.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

1.02 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. All components of financial calculations made to determine compliance with this

Agreement, including Section 10, shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Acquisition consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrowers based on assumptions expressed therein and that were reasonable based on the information available to the Borrowers at the time of preparation of the Compliance Certificate setting forth such calculations.

1.03 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (a) the terms defined in this Agreement include the plural as well as the singular and vice versa; (b) words importing gender include all genders; (c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement; (d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision; (e) references to days, months and years refer to calendar days, months and years, respectively; (f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”; (g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”; and (h) accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property” , which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under contractual obligations and permits and any right or interest in any property, except where otherwise noted). Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all permitted (if applicable) subsequent amendments, restatements, extensions, supplements and other modifications thereto.

1.04 Changes to GAAP. If, after the date hereof, any change occurs in GAAP or in the application thereof and such change would cause any amount required to be determined for the purposes of the covenants to be maintained or calculated pursuant to Section 8, 9 or 10 to be materially different than the amount that would be determined prior to such change, then:

(a) the Borrowers will provide a detailed notice of such change (an “Accounting Change Notice”) to the Lenders (which requirement will be deemed satisfied by the description thereof in a Form 10-K, Form 10-Q or Form 8-K filed with the SEC);

(b) either the Borrowers or the Majority Lenders may indicate within 90 days following the date of the Accounting Change Notice that they wish to revise the method of calculating such financial covenants or amend any such amount, in which case the parties will in good faith attempt to agree upon a revised method for calculating the financial covenants;

(c) until the Borrowers and the Majority Lenders have reached agreement on such revisions, (i) such financial covenants or amounts will be determined without giving effect to such change and (ii) all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP;

(d) if no party elects to revise the method of calculating the financial covenants or amounts, then the financial covenants or amounts will not be revised and will be determined in accordance with GAAP without giving effect to such change; and

(e) any Event of Default arising as a result of such change which is cured by operation of this Section 1.04 shall be deemed to be of no effect ab initio.

1.05 Amendment and Restatement and Continuing Security.

(a) As stated in the recitals hereof, this Agreement is intended to amend, restate and supersede the Existing Term Loan Agreement, without novation. Upon the date hereof, all references in any Loan Document and all other agreements, documents and instruments delivered by the Borrowers, any Subsidiary Guarantor, any of the Lenders or any other Person to (i) the “Term Loan Agreement” shall be deemed to refer to this Second Amended and Restated Term Loan Agreement (except where the context otherwise requires) and (ii) a “Lender” or the “Control Agent” shall mean such terms as defined in this Second Amended and Restated Term Loan Agreement. As to all periods occurring on or after the date hereof, all of the terms and conditions set forth in the Existing Term Loan Agreement shall be of no further force and effect; it being understood that all obligations of each Obligor under the Existing Term Loan Agreement shall be governed by this Second Amended and Restated Term Loan Agreement from and after the date hereof.

(b) The parties hereto acknowledge and agree that all principal, interest, fees, costs, reimbursable expenses and indemnification obligations accruing or arising under or in connection with the Existing Term Loan Agreement which remain unpaid and outstanding as of the date hereof shall be and remain outstanding and payable as an obligation under this Agreement and the other Loan Documents.

(c) The Borrowers hereby ratify, affirm and acknowledge all of their obligations in respect of the Existing Term Loan Agreement, as amended and restated hereby, and the related documents and agreements delivered by it thereunder.

(d) It is the intention of each of the parties hereto that the Existing Term Loan Agreement be amended and restated by the provisions hereof so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Existing Term Loan Agreement and that all indebtedness and obligations of the Obligors hereunder shall be secured by the Security Documents and that this Agreement does not constitute a novation of the obligations and liabilities existing under the Existing Term Loan Agreement provided that the foregoing shall not affect the amendment and addition of new obligations effected by this Second Amended and Restated Term Loan Agreement after the date hereof. The Borrowers hereby confirm that the validity, effect and enforceability of all Collateral and the guarantee of the Obligations by any Subsidiary Guarantors shall remain unaffected by this amendment and restatement. The parties agree that the Obligations secured by the Collateral and the guarantee of any Subsidiary Guarantors shall include the obligations under or in connection with this Second Amended and Restated Term Loan Agreement.

SECTION 2

THE COMMITMENT

2.01 Commitments. Each Lender agrees severally, on and subject to the terms and conditions of this Agreement (including Section 6), to make to the Borrowers up to (a) four (4) term loans (of which two term loans have been made hereunder with the First Borrowing and the Second Borrowing) (provided that PIK Loans shall be deemed not to constitute “term loans” for purposes of this Section 2.01) and (b) one (1) convertible loan (the “Convertible Tranche”) evidenced by one or more Convertible Notes, each on a Business Day during the Commitment Period in Dollars in an aggregate principal amount for such Lender not to exceed such Lender’s Commitment; provided, however, that at no time shall any Lender be obligated to make a Loan in excess of such Lender’s Proportionate Share of the amount by which the then effective Commitments exceeds the aggregate principal amount of Loans outstanding at such time. Amounts of Loans repaid may not be reborrowed. For the avoidance of doubt, the Convertible Tranche shall be ranked pari passu in priority with each of the term loans described in subclause (a) of this Section 2.01.

2.02 Borrowing Procedures. Subject to the terms and conditions of this Agreement (including Section 6), each Borrowing (other than a Borrowing of PIK Loans) shall be made on written notice in the form of Exhibit B given by the applicable Borrower to the Lenders not later than 11:00 a.m. (Central time) on the Borrowing Notice Date (a “Notice of Borrowing”).

2.03 Fees. The Borrowers shall pay to the Lenders such fees as described in each Fee Letter.

2.04 Notes. If requested by any Lender, the Loans of such Lender shall be evidenced by one or more promissory notes (each a “Note”). The Borrowers shall prepare, execute and deliver to the Lenders such promissory note(s) payable to the Lenders (or, if requested by the Lenders, to the Lenders and their registered assigns) and in the form attached hereto as Exhibit C-1 or, with regards to the Third Borrowing, such Convertible Notes payable to the Lenders in the form attached hereto as Exhibit F. Thereafter, the Loans and interest thereon shall at all times (including after assignment pursuant to Section 12.05) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.05 Use of Proceeds. The Borrowers shall use the proceeds of the Loans for general working capital purposes; provided that the Lenders shall have no responsibility as to the use of any of proceeds of Loans in the amount made by PIOP. No portion of any proceeds of Loans in the amount made by PIOP (i) will be used to acquire realty or to discharge an obligation relating to the prior acquisition of realty; (ii) will be used outside of the United States (except to pay for services to be rendered outside the United States and to acquire from abroad material and equipment or property rights for use or sale in the United States, unless prohibited by Part 107.720 of the United States Code of Federal Regulations); or (iii) will be used for any purpose contrary to the public interest (including but not limited to activities which are in violation of law) or inconsistent with free competitive enterprise, in each case, within the meaning of Part 107.720 of Title 13 of the United States Code of Federal Regulations. The Borrowers will use the proceeds of the Loans in the amount made by PIOP for only those purposes specified in the SBA Form 1031 provided to the Lenders.

2.06 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(b) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.04.

(c) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Lenders for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise), shall be applied at such time or times as follows: first, as the Borrowers may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; second, if so determined by the Majority Lenders and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 6 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.06(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) Defaulting Lender Cure. If the Borrowers and the Majority Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Proportionate Share, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.07 Substitution of Lenders.

(a) Substitution Right. In the event that any Lender (an “Affected Lender”), (i) becomes a Defaulting Lender or (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Majority Lenders is obtained but that requires the consent of other Lenders (a “Non-Consenting Lender”), either the Borrowers may pay in full such Affected Lender with respect to amounts due or such Affected Lender may be substituted by any willing Lender or Affiliate of any Lender or Eligible Transferee (in each case, a “Substitute Lender”); provided that any substitution of a Non-Consenting Lender shall occur only with the consent of Majority Lenders.

(b) Procedure. To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender, the Borrowers shall deliver a notice to such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery by the Borrowers (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (which for the avoidance of doubt, shall not include any Prepayment Premium) and (ii) in the case of a substitution, an Assignment and Acceptance whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents.

(c) Effectiveness. Upon satisfaction of the conditions set forth in Section 2.07(a) and Section 2.07(b) above, the Control Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full of an Affected Lender, such Affected Lender’s Commitments shall be terminated and (ii) in the case of any substitution of an Affected Lender, (A) such Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that (1) the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitments and (2) a Non-Consenting Lender shall be permitted to retain any Warrants issued to such Non-Consenting Lender, (B) such Substitute Lender shall become a “Lender” hereunder and (C) such Affected Lender shall execute and deliver an Assignment and Acceptance to evidence such substitution; provided, however, that the failure of any Affected Lender to execute any such Assignment and Acceptance shall not render such sale and purchase (or the corresponding assignment) invalid.

SECTION 3

PAYMENTS OF PRINCIPAL AND INTEREST

3.01 Repayment.

(a) Repayment. During the Interest-Only Period, no payments of principal of the Loans shall be due. Each Borrower agrees to repay to the Lenders the outstanding principal amount of the Loans, on each Payment Date occurring after the Interest-Only Period, in equal installments. The amounts of such installments shall be calculated by dividing (i) the sum of the aggregate principal amount of the Loans outstanding on the first day following the end of the Interest-Only Period, by (b) the number of Payment Dates remaining prior to the Stated Maturity Date.

(b) Application. Any optional or mandatory prepayment of the Loans shall be applied to the installments thereof under Section 3.01(a) in the inverse order of maturity. To the extent not previously paid, the principal amount of the Loans, together with all other outstanding Obligations (other than the Warrant Obligations), shall be due and payable on the Maturity Date.

3.02 Interest.

(a) Interest Generally. Subject to Section 3.02(d), each Borrower agrees to pay to the Lenders interest as follows:

(i) on the unpaid principal amount of the Loans and the amount of all other outstanding Obligations, in the case of the Loans, for the period from the applicable Borrowing Date, and in the case of any other Obligation, from the date such other Obligation is due and payable, in each case, until paid in full, at a rate per annum equal to 12.50%; provided that this Section 3.02(a)(i) shall not apply to the Convertible Tranche;

(ii) on the unpaid principal amount of the Convertible Tranche, for the period from the Third Borrowing Date, until paid in full, at a rate per annum equal to 8.00%. For the avoidance of doubt, if the Majority Lenders or Holdings exercises the Conversion Option under the Convertible Notes, and the then-outstanding principal amount of the Convertible Tranche is converted entirely into Common Stock (as defined in the Convertible Notes) of Holdings, interest shall cease to accrue further on the Convertible Tranche and all accrued but unpaid interest on the Convertible Tranche shall be due and payable on the Conversion Date (as defined in the Convertible Notes) in cash. Upon such payment of cash interest and conversion of the then-outstanding principal amount of the Convertible Tranche entirely into Common Stock, the Convertible Tranche shall be considered paid in full.

(b) Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the interest payable pursuant to Section 3.02(a) shall increase automatically by 4.00% per annum (such aggregate increased rate, the “Post-Default Rate”). Notwithstanding any other provision herein (including Section 3.02(d)), if interest is required to be paid at the Post-Default Rate, it shall be paid entirely in cash. If any Obligation is not paid when due under the applicable Loan Document, the amount thereof shall accrue interest at a rate equal to 4.00% per annum (without duplication of interest payable at the Post-Default Rate).

(c) Interest Payment Dates. Accrued interest on the Loans shall be payable in arrears on the last day of each Interest Period in cash, and upon the payment or prepayment thereof (on the principal amount so paid or prepaid); provided that interest payable at the Post-Default Rate shall be payable from time to time on demand.

(d) Paid In-Kind Interest. Notwithstanding Section 3.01(a), at any time during the PIK Period, the Borrowers may elect to pay the interest on the outstanding principal amount of the Loans, other than the Convertible Tranche, payable pursuant to Section 3.01 as follows: (i) only 9.00% of the 12.50% per annum interest in cash and (ii) 3.50% of the 12.50% per annum interest as compounded interest, added to the aggregate principal amount of the Loans (the amount of any such compounded interest being a “PIK Loan”). Each PIK Loan shall be evidenced by a Note in the form of Exhibit C-2. The principal amount of each PIK Loan shall accrue interest in accordance with the provisions of this Agreement applicable to the Loans. For the avoidance of doubt, all interest payable under the Convertible Tranche must be paid in cash.

3.03 Prepayments.

(a) Optional Prepayments. The Borrowers shall have the right optionally to prepay the outstanding principal amount of the Loans in whole or in part on any Payment Date (a “Redemption Date”) for an aggregate amount equal to the aggregate principal amount of the Loans being prepaid plus the Prepayment Premium plus any accrued but unpaid interest and any fees which are due and owing (such aggregate amount, the “Redemption Price”). The applicable “Prepayment Premium” shall be an amount calculated pursuant to Section 3.03(a)(i).

(i) If the Redemption Date occurs:

(A) on or prior to the fourth Payment Date, the Prepayment Premium shall be an amount equal to 4.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

(B) after the fourth Payment Date, and on or prior to the eighth Payment Date, the Prepayment Premium shall be an amount equal to 3.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

(C) after the eighth Payment Date, and on or prior to the twelfth Payment Date, the Prepayment Premium shall be an amount equal to 2.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

(D) after the twelfth Payment Date, and on or prior to the sixteenth Payment Date, the Prepayment Premium shall be an amount equal to 1.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date; and

(E) after the sixteenth Payment Date, the Prepayment Premium shall be an amount equal to 0.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date.

(ii) To determine the aggregate outstanding principal amount of the Loans, and how many Payment Dates have occurred, as of any Redemption Date for purposes of Section 3.03(a)(i):

(A) if, as of such Redemption Date, the Borrowers shall have made only one Borrowing, the number of Payment Dates shall be deemed to be the number of Payment Dates that shall have occurred following the date of the initial Borrowing; and

(B) if, as of such Redemption Date, the Borrowers shall have made more than one Borrowing, then the Redemption Price shall equal the sum of multiple Redemption Prices calculated with respect to the Loans of each Borrowing, each of which Redemption Prices shall be calculated based on solely the aggregate outstanding principal amount of the Loans borrowed in such Borrowing (and PIK Loans subsequently borrowed in respect of interest payments thereon), as though the applicable number of Payment Dates equals the number of Payment Dates that shall have occurred following the applicable Borrowing Date. In the case of any partial prepayment, the amount of such prepayment shall be allocated to Loans made in the various Borrowings (and PIK Loans in respect thereof) in the order in which such Borrowings were made.

(iii) No partial prepayment shall be made under this Section 3.03(a) in connection with any event described in Section 3.03(b).

(iv) On or prior to the Redemption Date, the Lenders may notify Borrowers of a reduction in the amounts due under Section 3.03(a)(i) with respect to any portion of the Loans held by any entity licensed by the SBA as an SBIC.

(v) The Lenders’ Conversion Option shall terminate with respect to any portion of the Convertible Tranche that is prepaid on the Redemption Date.

(b) Mandatory Prepayments.

(i) Asset Sales. In the event of any contemplated Asset Sale not permitted under Section 9.09, the Borrowers shall provide 30 days’ prior written notice of such Asset Sale to the Lenders and, if within such notice period Majority Lenders advise the Borrowers that a prepayment is required pursuant to this Section 3.03(b)(i), the Borrowers shall: (x) if the assets sold represent substantially all of the assets or revenues of the applicable Borrower, or represent any specific line of business which either on its own or together with other lines of business sold over the term of this Agreement account for revenue generated by such lines of business exceeding 30% of the revenue of the applicable Borrower in the immediately preceding year, prepay the aggregate outstanding principal amount of the Loans in an amount equal to the Redemption Price applicable on the date of such Asset Sale in accordance with Section 3.03(a), and (y) in the case of all other Asset Sales not described in the foregoing clause (x), prepay the Loans (other than the Convertible Tranche) in an amount equal to the entire amount of the Asset Sale Net Proceeds of such Asset Sale, plus any accrued but unpaid interest and any fees which are due and owing, in the following order:

(A) first, in reduction of the Borrowers’ obligation to pay any unpaid interest and any fees which are due and owing;

(B) second, in reduction of the Borrowers’ obligation to pay any Claims or Losses referred to in Section 12.03;

(C) third, in reduction of the Borrowers’ obligation to pay any amounts due and owing on account of the unpaid principal amount of the Loans;

(D) fourth, in reduction of any other Obligation; and

(E) fifth, to the Borrowers or such other Persons as may lawfully be entitled to or directed by the Borrowers to receive the remainder.

(ii) Change of Control. In the event of a Change of Control, the Borrowers shall immediately provide notice of such Change of Control to the Lenders and, if within 10 days of receipt of such notice Majority Lenders notify the Borrowers in writing that a prepayment is required pursuant to this Section 3.03(b)(ii), the Borrowers shall prepay the aggregate outstanding principal amount of the Loans (other than the Convertible Tranche) in an amount equal to the Redemption Price applicable on the date of such Change of Control in accordance with Section 3.03(a).

SECTION 4

PAYMENTS, ETC.

4.01 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to an account to be designated by the Majority Lenders by notice to the Borrowers, not later than 4:00 p.m. (Central time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) Application of Payments. Each Obligor shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Lenders the amounts payable by such Obligor hereunder to which such payment is to be applied (and in the event that Obligors fail to so specify, or if an Event of Default has occurred and is continuing, the Lenders may apply such payment in the manner they determine to be appropriate).

(c) Non-Business Days. If the due date of any payment under this Agreement (other than of principal of or interest on the Loans) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

4.02 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed occurring in the period for which payable.

4.03 Notices. Each notice of optional prepayment shall be effective only if received by the Lenders not later than 4:00 p.m. (Central time) on the date one Business Day prior to the date of prepayment. Each notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment. Notices to the Lenders may be made to the Control Agent and the Control Agent agrees to deliver such notices to the other Lenders.

4.04 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Lenders and each of their Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lenders or such Affiliate to or for the credit or the account of the Borrowers against any and all of the Obligations, whether or not the Lenders shall have made any demand and although such obligations may be unmatured. The Lenders agree promptly to notify the Borrowers after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders and their Affiliates under this Section 4.04 are in addition to other rights and remedies (including other rights of set-off) that the Lenders and their Affiliates may have.

(b) Exercise of Rights Not Required. Nothing contained herein shall require the Lenders to exercise any such right or shall affect the right of the Lenders to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Borrower.

SECTION 5

YIELD PROTECTION, ETC.

5.01 Additional Costs.

(a) Change in Requirements of Law Generally. If, on or after the date hereof, the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof, against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, by an amount deemed by such Lender to be material (other than (i) Indemnified Taxes and (ii) Taxes described in clause (c) or (d) of the definition of “Excluded Taxes”), then the Borrowers shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction. Borrowers shall not be required to compensate a Lender for any increased cost incurred more than 90 days prior to the date such Lender notifies Borrower of the change giving rise to such increased cost.

(b) Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof, the adoption of any Requirement of Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof, has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrowers shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction. Borrowers shall not be required to compensate a Lender for any reduction in the rate of return on capital suffered more than 90 days prior to the date such Lender notifies Borrower of the change giving rise to such reduction.

(c) Notification by Lender. The Lenders will promptly notify the Borrowers of any event of which they have knowledge, occurring after the date hereof, which will entitle a Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of the Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrowers in the absence of manifest error.

(d) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Requirements of Law for all purposes of this Section 5, regardless of the date enacted, adopted or issued.

5.02 Reserved.

5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrowers thereof following which (a) the Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Loans hereunder and (b) if such Requirement of Law shall so mandate, the Loans shall be prepaid by the Borrowers on or before such date as shall be mandated by such Requirement of Law in an amount equal to the Redemption Price applicable on the date of such prepayment in accordance with Section 3.03(a).

5.04 Reserved.

5.05 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of each Lender, timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 5, the Borrowers shall deliver to each Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(d) Indemnification. The Borrowers shall reimburse and indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender shall be conclusive absent manifest error.

(e) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of withholding Tax with respect to payments made under any Loan Document shall timely deliver to the Borrowers such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender shall deliver such other documentation prescribed by applicable law as reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.05(e)(ii)(A), (B) or (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrowers on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN (or successor form), a U.S. Tax Compliance Certificate, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made; and

(D) any Foreign Lender shall deliver to the Borrowers any forms and information necessary to establish that the Foreign Lender is not subject to withholding tax under FATCA.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrowers in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.05(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.05(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.05(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Mitigation Obligations. If the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.05, then such Lender shall (at the request of the Borrowers) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.05, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

SECTION 6

CONDITIONS PRECEDENT

6.01 Conditions to Third Borrowing. The obligation of each Lender to make a Loan as part of the Third Borrowing hereunder shall not become effective until the following conditions precedent shall have been satisfied or waived in writing by the Majority Lenders:

(a) Amount of Third Borrowing. The amount of such Borrowing shall not exceed $10,000,000.

(b) No Other Secured Debt. On the date hereof, no Obligor shall have any secured Indebtedness outstanding or available to be drawn, other than under this Agreement and under any Permitted Indebtedness.

(c) Terms of Material Agreements, Etc. Lenders shall be satisfied reasonably with the terms and conditions of all of the Obligors’ Material Agreements set forth on Schedule 7.14 hereto.

(d) No Law Restraining Transactions. No applicable law or regulation shall restrain, prevent or, in the reasonable judgment of the Lenders, impose materially adverse conditions upon the Transactions.

(e) Payment of Fees. The Obligors shall have paid or caused to be paid the financing fee required pursuant to Section 2.03 and all other costs and expenses of the Lenders required pursuant to Section 12.03 which have been invoiced to the Borrowers on or prior to the Closing Date in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

(f) Updated Lien Searches. Lenders shall be satisfied with updated Lien searches prior to the date hereof showing that no Liens exist on the Collateral other than Permitted Liens.

(g) Documentary Deliveries. The Lenders shall have received the following documents, each of which shall be in form and substance satisfactory to the Lenders:

(i) Agreement. This Agreement duly executed and delivered by the Borrowers and each of the other parties hereto.

(ii) Security Documents.

(A) The Security Agreement, duly executed and delivered by each of the Obligors with annexes updated as of the date hereof, shall remain in full force and effect;

(B) Each of the Short-Form IP Security Agreements, duly executed and delivered by the applicable Obligor, shall remain in full force and effect;

(C) Evidence of filing of UCC-1 financing statements against each Obligor in its jurisdiction of formation or incorporation, as the case may be;

(D) Evidence of filing of each of the Short-Form IP Security Agreements in the United States Patent and Trademark Office; and

(E) Without limitation, all other documents and instruments reasonably required to perfect the Lenders’ Lien on, and security interest in, the Collateral required to be delivered on or prior to the date hereof (including delivery of any capital stock certificates and undated stock powers executed in blank) shall have been duly executed and delivered and remain in full force and effect, and shall create in favor of the Lenders, a perfected Lien on, and security interest in, the Collateral, subject only to Permitted Liens.

(iii) Subordination Agreement. The CMI Subordination Agreement shall remain in full force and effect.

(iv) Warrants. The Warrants, duly executed and delivered by Borrowers and issued in connection with the Existing Term Loan Agreement, shall remain in full force and effect.

(v) Convertible Notes. Holdings shall have duly executed and delivered such Convertible Notes requested by the Lenders in accordance with their Proportionate Share of the Convertible Tranche for such amounts as set forth on Schedule 1.

(vi) Approvals. Certified copies of all material licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including all foreign exchange approvals), and of all third-party consents and approvals, necessary in connection with the making and performance by the Obligors of the Loan Documents and the Transactions.

(vii) Corporate Documents. Certified copies (as of a recent date) of the constitutive documents of each Obligor (if publicly available in such Obligor’s jurisdiction of formation) and of resolutions of the Board of Directors (or shareholders, members or managers, if applicable) of each Obligor authorizing the making and performance by it of the Loan Documents to which it is a party.

(viii) Incumbency Certificate. A certificate of each Obligor as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents and any other documents in connection herewith on behalf of the Obligors.

(ix) Officer’s Certificate. A certificate, dated the Closing Date and signed by the President, a Vice President or a financial officer of each Borrower, confirming compliance with the conditions set forth in Section 6.04.

(x) Opinions of Counsel. A favorable opinion, dated the Closing Date, of counsel to each Obligor in form acceptable to the Lenders and their counsel.

(xi) Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrowers pursuant to Section 8.05 and the designation of the Lenders as the loss payees or additional named insured, as the case may be, thereunder.

(xii) Registration Rights Agreement. Holdings shall have executed and delivered the Registration Rights Agreement, in the form attached hereto as Exhibit G.

(xiii) Notice of Borrowing. Lenders shall have received a Notice of Borrowing dated as of the date hereof.

(xiv) Fee Letter. A Fee Letter, dated as of the date hereof, duly executed and delivered by the Borrowers and each of the other parties hereto.

6.02 Conditions to Fourth Borrowing. The obligation of each Lender to make a Loan as part of a subsequent Borrowing hereunder is subject to the following conditions precedent:

(a) Revenue Milestone Achievement. Borrowers and their Subsidiaries shall either have achieved annualized Revenue with respect to sales of the Product, for a consecutive twelve (12) month period prior to December 31, 2015 (“Fourth Borrowing Minimum Revenue”), equal to or exceeding (A) $35,000,000, or (B) $40,000,000.

(b) Amount of Fourth Borrowing. The amount of such Borrowing may either be (A) up to $10,000,000, provided that Borrowers have achieved a Fourth Borrowing Minimum Revenue of at least $35,000,000, or (B) up to $15,000,000, provided that Borrowers have achieved a Fourth Borrowing Minimum Revenue of at least $40,000,000. Subject to the foregoing sentence, the amount of such Borrowing is at Borrowers’ option.

(c) Four Borrowings. After giving effect to such Borrowing, no more than four Borrowings shall have been made; provided that, for purposes of this Section 6.02(c), “Borrowing” shall not be deemed to include any borrowing of PIK Loans.

(d) Notice of Milestone Achievement and Borrowing. The Borrowers shall have delivered to the Lenders a notice certifying achievement of the Fourth Borrowing Minimum Revenue no later than January 31, 2016, and the Lenders shall have been reasonably satisfied with the results of its audit of the Borrowers’ Revenue by examining the Borrowers’ books and records within 30 days following the delivery of such notice. The Notice of Borrowing for the Fourth Borrowing shall be delivered to the Lenders no later than February 29, 2016.

(e) CMI Subordination or Conversion of Convertible Tranche. Either (A) CMI shall have agreed with the Lenders to subordinate the full amount of all of the Borrowers’ obligations to CMI under the CMI Loan Agreement to the full amount of the Borrowers’ obligations to the Lenders under this Agreement up to an amount that is at least equal to the sum of (i) $95,000,000 in aggregate principal amount, (ii) all PIK Loans, and (iii) all accrued interest and fees under this Agreement, or (B) the Convertible Tranche shall have been converted in its entirety into Common Stock of Holdings under the terms of the Convertible Notes.

6.03 Conditions to Fifth Borrowing. The obligation of each Lender to make a Loan as part of a subsequent Borrowing hereunder is subject to the following conditions precedent:

(a) Revenue Milestone Achievement. Borrowers and their Subsidiaries shall have achieved Revenue with respect to sales of the Product, during any consecutive three (3) month period prior to December 31, 2016 (“Fifth Borrowing Minimum Revenue”), equal to or exceeding $12,500,000.

(b) Amount of Fifth Borrowing. The amount of such Borrowing shall be at Borrower’s option and shall not exceed $20,000,000.

(c) Five Borrowings. After giving effect to such Borrowing, no more than five Borrowings shall have been made; provided that, for purposes of this Section 6.03(c), “Borrowing” shall not be deemed to include any borrowing of PIK Loans.

(d) Notice of Milestone Achievement and Borrowing. The Borrowers shall have delivered to the Lenders a notice certifying achievement of the Fifth Borrowing Minimum Revenue no later than 30 days following such achievement, and the Lenders shall have been reasonably satisfied with the results of its audit of the Borrowers’ Revenue by examining the Borrowers’ books and records within 30 days following the delivery of such notice. The Notice of Borrowing for the Fifth Borrowing shall be delivered to the Lenders no later than March 1, 2017.

(e) CMI Subordination. CMI shall have agreed with the Lenders to subordinate the full amount of all of the Borrowers’ obligations to CMI under the CMI Loan Agreement to the full amount of the Borrowers’ obligations to the Lenders under this Agreement up to an amount that is at least equal to the sum of (i) $95,000,000 in aggregate principal amount, (ii) all PIK Loans, and (iii) all accrued interest and fees under this Agreement.

6.04 Conditions to Each Borrowing. The obligation of each Lender to make a Loan as part of any Borrowing hereunder is also subject to satisfaction of the following further conditions precedent on the applicable Borrowing Date:

(a) Commitment Period. Such Borrowing Date shall occur during the Commitment Period.

(b) No Default; Representations and Warranties. Both immediately prior to the making of such Loan and after giving effect thereto and to the intended use thereof:

(i) no Default shall have occurred and be continuing; and

(ii) the representations and warranties made by the Borrowers in Section 7 shall be true in all material respects on and as of the Borrowing Date and immediately after giving effect to the application of the proceeds of the Borrowing with the same force and effect as if made on and as of such date, except that the representation regarding representations and warranties that refer to a specific earlier date shall be that they were true on such earlier date.

(c) Financing Fee. Except in the case of any PIK Loan, each Lender shall have received its portion of the fees payable pursuant to Section 2.03.

Each Borrowing shall constitute a certification by the Borrowers to the effect that the conditions set forth in this Section 6.04 have been fulfilled as of the applicable Borrowing Date.

SECTION 7

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Lenders that:

7.01 Power and Authority. Each Borrower and its Subsidiaries (a) is a duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) have a Material Adverse Effect, (d) has full power and authority to make and perform each of the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow the Loans hereunder and (e) is in material compliance with all applicable laws and regulations to which it is subject and all Material Agreements to which it is a party.

7.02 Authorization; Enforceability. The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03 Governmental and Other Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for (i) such as have been obtained or made and are in full force and effect (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents (iii) those that are permitted to be made after the Closing Date, and (iv) those listed on Schedule 7.03, (b) will not violate any applicable law or regulation or the charter, by laws or other organizational documents of each Borrower and its Subsidiaries or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon each Borrower and its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of each Borrower and its Subsidiaries, other than Permitted Liens.

7.04 Financial Statements; Material Adverse Change.

(a) Financial Statements. The Borrowers have heretofore furnished to the Lenders certain financial statements as provided for in Section 8.01. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of each Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements previously-delivered statements of the type described in Section 8.01(b). Neither any Borrower nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the audited financial statements.

(b) No Material Adverse Change. Since March 31, 2015, there has been no Material Adverse Change.

7.05 Properties.

(a) Property Generally. Each Obligor has good and marketable fee simple title to, or valid leasehold interests in, all its real and personal property (excluding any Intellectual Property) material to its business, subject only to Permitted Liens and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. The Obligors represent and warrant to the Lenders as of the date hereof as follows, and the Obligors acknowledge that the Lenders are relying on such representations and warranties in entering into this Agreement:

(i) Schedule 7.05(b) contains:

(A) a complete and accurate list of all applied for or registered Patents, including the jurisdiction and patent number;

(B) a complete and accurate list of all applied for or registered Trademarks, including the jurisdiction, trademark application or registration number and the application or registration date; and

(C) a complete and accurate list of all applied for or registered Copyrights;

(ii) Each Obligor is the absolute beneficial owner of all right, title and interest in and to Material Intellectual Property listed on Schedule 7.05(c) as owned by such Obligor with good and marketable title, free and clear of any Liens of any kind whatsoever other than Permitted Liens. Without limiting the foregoing, and except as set forth in Schedule 7.05(b):

(A) other than with respect to the Material Agreements, or as permitted by Section 9.09 below, the Obligors have not transferred ownership of Material Intellectual Property listed on Schedule 7.05(c) as owned by such Obligors, in whole or in part, to any other Person who is not an Obligor;

(B) other than (i) the Material Agreements, (ii) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, or (iii) as would have been or is permitted by Section 9.09 below, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), or other agreements or arrangements relating to Borrowers’ Material Intellectual Property, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict the Obligors in any manner that would reasonably be expected to have a Material Adverse Effect; provided that this representation and warranty in this subsection (B) is only as to the Knowledge of the Borrowers with respect to any Material Intellectual Property licensed to any of the Obligors;

(C) the use of any of the Obligor Intellectual Property in the business of the Borrower as currently conducted or as currently contemplated to be conducted, to the best of Borrowers’ Knowledge, does not breach, violate, infringe or interfere with or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person;

(D) there are no pending or, to Borrowers’ Knowledge, threatened in writing Claims against the Obligors asserted by any other Person relating to the Obligor Intellectual Property owned by or exclusively licensed to Obligors, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Intellectual Property, except as could not reasonably be expected to have a Material Adverse Effect; the Obligors have not received any written notice from any Person that the Borrower’s business, the use of the Obligor Intellectual Property in the business of the Borrowers as currently conducted, or the manufacture, use or sale of any product or the performance of any service by the Borrowers infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any other Intellectual Property of any other Person;

(E) the Obligors have no Knowledge that the Obligor Intellectual Property owned by or exclusively licensed to Obligors is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Obligors. Without limiting the foregoing, the Obligors have not put any other Person on notice of actual or potential infringement, violation or misappropriation of any of the Material Intellectual Property owned by or exclusively licensed to Obligors; the Obligors have not initiated the enforcement of any Claim with respect to any of the Obligor Intellectual Property owned by or exclusively licensed to Obligors;

(F) all relevant current and former employees and contractors of each Borrower have executed written confidentiality and invention assignment Contracts with such Borrower that irrevocably assign to such Borrower or its designee all of their rights to any Inventions relating to Borrowers’ business that are conceived or reduced to practice by such employees within the scope of their employment or by such contractors within the scope of their contractual relationship with the respective Borrower, to the extent permitted by applicable law; except, in the case of former employees and former contractors, as does not have a Material Adverse Effect;

(G) to the Knowledge of the Obligors, the Obligor Intellectual Property is all the Intellectual Property necessary for the operation of the Borrowers’ business as it is currently conducted or as currently contemplated to be conducted, except for such Intellectual Property the absence of which could not reasonably be expected to have a Material Adverse Effect;

(H) the Obligors have taken reasonable precautions to protect the secrecy, confidentiality and value of its Material Intellectual Property consisting of trade secrets and confidential information, except as could not reasonably be expected to have a Material Adverse Effect.

(I) each Obligor has delivered to the Lenders accurate and complete copies of all Material Agreements relating to the Obligor Intellectual Property;

(J) there are no pending or, to the Knowledge of any of the Obligors, threatened in writing Claims against the Obligors asserted by any other Person relating to the Material Agreements, including any Claims of breach or default under such Material Agreements, except as could not reasonably be expected to have a Material Adverse Effect;

(iii) With respect to the Material Intellectual Property owned by or for which prosecution is controlled by Obligors consisting of issued Patents, except as set forth in Schedule 7.05(b), and without limiting the representations and warranties in Section 7.05(b)(ii):

(A) each of the issued claims in such Patents, to Borrowers’ Knowledge, is valid and enforceable;

(B) the inventors claimed in such Patents have executed written Contracts with the applicable Borrower or its predecessor-in-interest that properly and irrevocably assigns to such Borrower or predecessor-in-interest all of their rights to any of the Inventions claimed in such Patents to the extent permitted by applicable law;

(C) none of the Patents, or the Inventions claimed in them, have been dedicated to the public except as a result of intentional decisions made by the applicable Obligor;

(D) to Borrowers’ Knowledge, all prior art material to such Patents was adequately disclosed to or considered by the respective patent offices during prosecution of such Patents to the extent required by applicable law or regulation;

(E) subsequent to the issuance of such Patents, neither the Borrowers nor any Subsidiary Guarantors or their predecessors in interest, have filed any disclaimer or filed any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(F) no allowed subject matter of such Patents, to Borrowers’ Knowledge, currently is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and currently is not the subject of any pending interference, re-examination or opposition proceedings;

(G) no such Patents, to Borrowers’ Knowledge, have ever been finally adjudicated to be invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable Patent Office recorded with respect to any Patents, the Obligors have not received any written notice asserting that such Patents are invalid or unenforceable; if any of such Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(H) the Obligors have not received a written opinion of counsel that concludes that a challenge to the validity or enforceability of any of such Patents is more likely than not to succeed;

(I) the Obligors have no Knowledge that they or any prior owner of such Patents or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patents; and

(J) all maintenance fees, annuities, and the like due or payable on the Patents have been timely paid or the failure to so pay was the result of an intentional decision by the applicable Obligor or would not reasonably be expected to result in a Material Adverse Change.

(iv) none of the foregoing representations and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective Lender with respect to the Material Intellectual Property; provided that this representation and warranty in this subsection (iv) is only as to the Knowledge of the Borrowers with respect to any Material Intellectual Property licensed to any of the Obligors.

(c) Material Intellectual Property. Schedule 7.05(c) contains an accurate list of the Obligor Intellectual Property that the Borrowers have determined the loss of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with an indication as to whether the applicable Obligor owns or has an exclusive or non-exclusive license to such Obligor Intellectual Property.

7.06 No Actions or Proceedings.

(a) Litigation. There is no litigation, investigation or proceeding pending or, to the best of the Borrowers’ Knowledge, threatened with respect to each Borrower and its Subsidiaries by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, except as specified in Schedule 7.06 or (ii) that involves this Agreement or the Transactions.

(b) Environmental Matters. The operations and Property of each Borrower and its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(c) Labor Matters. The Borrowers have not engaged in unfair labor practices and there are no material labor actions or disputes involving the employees of the Borrowers that could reasonably be expected to have a Material Adverse Effect.

7.07 Compliance with Laws and Agreements. Each of the Obligors is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

7.08 Taxes. Except as set forth on Schedule 7.08, each of the Obligors has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which such Obligor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

7.09 Full Disclosure. The Borrowers have disclosed to the Lenders all Material Agreements to which any Obligor is subject, and all other matters to their Knowledge, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

7.10 Regulation.

(a) Investment Company Act. Neither any Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b) Margin Stock. Neither any Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

7.11 Solvency. Each Borrower is and, immediately after giving effect to the Borrowing and the use of proceeds thereof will be, Solvent.

7.12 Subsidiaries. Schedule 7.12 is a complete and correct list of all Subsidiaries of the Borrowers as of the date hereof, each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12, and the percentage ownership by each Borrower of each such Subsidiary is as shown in said Schedule 7.12.

7.13 Indebtedness and Liens. Schedule 7.13(b)-1 is a complete and correct list of all Indebtedness of each Obligor outstanding as of the date hereof. Schedule 7.13(b)-2 is a complete and correct list of all Liens granted by the Borrowers and other Obligors with respect to their respective Property and outstanding as of the date hereof.

7.14 Material Agreements. Schedule 7.14 is a complete and correct list of (i) each Material Agreement existing on the date hereof and (ii) each agreement creating or evidencing any Material Indebtedness. No Obligor is in material default under any such Material Agreement or agreement creating or evidencing any Material Indebtedness. Except as otherwise disclosed on Schedule 7.14, all material customer contracts of the Obligors are in full force and effect in the aggregate without material modification from the form in which the same were disclosed to the Lenders.

7.15 Restrictive Agreements. None of the Obligors of any Borrower or the Borrowers are subject to any indenture, agreement, instrument or other arrangement of the type described in Section 9.11, except for any indenture, agreement, instrument or other arrangement described on Schedule 7.15 or otherwise permitted under Section 9.11 (each, a “Permitted Restrictive Agreement”).

7.16 Real Property.

(a) Generally. Neither any Borrower nor any of its Subsidiaries owns or leases (as tenant thereof) any real property, except as described on Schedule 7.16.

(b) Santa Rosa Lease.

(i) Borrowers have made available a true, accurate and complete copy of the Santa Rosa Lease to Lenders by filing such a copy of the Santa Rosa Lease with the SEC or otherwise.

(ii) The Santa Rosa Lease is in full force and effect and no default has occurred under the Santa Rosa Lease and, to the Knowledge of Borrowers, there is no existing condition which, but for the passage of time or the giving of notice, could reasonably be expected to result in a default under the terms of the Santa Rosa Lease.

(iii) TriVascular is the tenant under the Santa Rosa Lease and has not transferred, sold, assigned, conveyed, disposed of, mortgaged, pledged, hypothecated, or encumbered any of its interest in, the Santa Rosa Lease.

7.17 Pension Matters. Schedule 7.17 sets forth, as of the date hereof, a complete and correct list of, and that separately identifies, (a) all Title IV Plans and (b) all Multiemployer Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code so qualifies. Except for those that could not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the Knowledge of any Obligor or Subsidiary thereof, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof to their Knowledge incurs or could reasonably be expected to incur obligation or any liability and (z) no ERISA Event is reasonably expected to occur. Each Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither any Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent. On the date hereof, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18 Collateral; Security Interest. Subject to Permitted Liens, each Security Document is effective to create in favor of the Lenders a legal, valid and enforceable security interest in the Collateral subject thereto, which security interests shall be first-priority, subject to Permitted Liens.

7.19 Regulatory Approvals. Each Borrower and its Subsidiaries hold, and will continue to hold, either directly or through licensees and agents, all Regulatory Approvals, licenses, permits and similar governmental authorizations of a Governmental Authority necessary or required for each Borrower and its Subsidiaries to conduct their operations and business in the manner currently conducted, except as could not reasonably be expected to have a Material Adverse Effect.

7.20 Small Business Concern. Each Borrower’s primary business activity does not involve, directly or indirectly, providing funds to others (other than among Borrowers or to its Subsidiaries), the purchase or discounting of debt obligations, factoring or long term leasing of equipment with no provision for maintenance or repair, and each Borrowers is not classified under Major Group 65 (Real Estate) or Industry No. 1531 (Operative Builders) of the SIC Manual. Each Borrower acknowledges that it has been advised that PIOP is a Small Business Investment Company and licensee under the SBIC Act. The information regarding each Borrower and its affiliates set forth in the SBA Form 480, Form 652, and Form 1031 is accurate and complete. The Borrowers acknowledge that the Lenders are relying on the representations and warranties made by the Borrowers to the SBA in the SBA Form 480 provided to the Lenders.

7.21 Update of Schedules. Schedules 7.05(b) (in respect of the lists of Patents, Copyrights and Trademarks under Section 7.05(b)(i) only), 7.05(c), 7.06, and 7.16, may be updated by Borrowers prior to each Borrowing Date to insure the continued accuracy of such Schedule as of such Borrowing Date, by Borrowers providing to the Lenders, in writing (including via electronic means), a revised version of such Schedule in accordance with the provisions of Section 12.02. Each such updated Schedule shall be effective immediately upon the receipt thereof by the Lenders.

SECTION 8

AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees with the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than the Warrant Obligations) have been paid in full indefeasibly in cash:

8.01 Financial Statements and Other Information. The Borrowers will furnish to the Lenders:

(a) as soon as available and in any event within 5 days following the date Holdings files Form 10-Q with the SEC, the consolidated and consolidating balance sheets of the Obligors as of the end of such quarter, and the related consolidated and consolidating statements of income, consolidated statement of shareholders’ equity and consolidated statement of cash flows of each Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes;

(b) as soon as available and in any event within 5 days following the date Holdings files Form 10-K with the SEC, the consolidated balance sheets of each Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, consolidated statement of shareholders’ equity and consolidated statement of cash flows of each Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of PricewaterhouseCoopers LLP or another firm of independent certified public accountants of recognized national standing acceptable to the Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception as to the scope of such audit (except with respect to a going concern qualification, if applicable);

(c) together with the financial statements required pursuant to Sections 8.01(a) and (b), a compliance certificate of a Responsible Officer as of the end of the applicable accounting period (which delivery may, unless a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) in the form of Exhibit E (a “Compliance Certificate”) including details of any issues that are material that are raised by auditors;

(d) promptly upon receipt thereof, copies of all letters of representation signed by an Obligor to its auditors and copies of all auditor reports delivered for each fiscal quarter;

(e) as soon as available, a consolidated financial forecast for each Borrower and its Subsidiaries for the following five fiscal years, including forecasted consolidated balance sheets, consolidated statements of income, shareholders’ equity and cash flows of each Borrower and its Subsidiaries;

(f) promptly, and in any event within five Business Days after receipt thereof by an Obligor thereof, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which any Borrower may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor;

(g) the information regarding insurance maintained by each Borrower and its Subsidiaries as required under Section 8.05; and

(h) within 5 days of filing, provide access (via posting and/or links on Holdings’ website) to all reports on Form 10-K and Form 10-Q filed with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange; and within 5 days of filing, provide notice and access (via posting and/or links on Holdings’ website) to all reports on Form 8-K filed with the SEC, and copies of (or access to, via posting and/or links on Holdings’ website) all other reports, proxy statements and other materials filed by Holdings with the SEC, any Governmental Authority succeeding to any of the functions of the SEC or with any national securities exchange.

Documents required to be delivered pursuant to Section 8.01(a) or (b) or referred to in Section 8.02(h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website; (ii) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender has access (whether a commercial, third party website or whether sponsored by the Lenders); or (iii) on which Holdings provides notice of filing of such documents with the SEC by electronic mail message to the Lenders in accordance with Section 12.02.

8.02 Notices of Material Events. The Borrowers will furnish to the Lenders written notice of the following promptly after a Responsible Officer first learns of the existence of:

(a) the occurrence of any Default;

(b) notice of the occurrence of any event with respect to its property or assets resulting in a Loss aggregating $750,000 (or the Equivalent Amount in other currencies) or more;

(c) to the best of the Borrowers’ Knowledge, (A) any proposed acquisition of stock, assets or property by any Obligor that would reasonably be expected to result in material environmental liability under Environmental Laws, and (B)(1) spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material required to be reported to any Governmental Authority under applicable Environmental Laws, and (2) all actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or threatened against or affecting any Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Material, in each case, which would reasonably be expected to result in a Material Adverse Effect;

(d) the assertion of any environmental matter by any Person against, or with respect to the activities of, any Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations which could reasonably be expected to involve damages in excess of $550,000 other than any environmental matter or alleged violation that, if adversely determined, could not (either individually or in the aggregate) have a Material Adverse Effect;

(e) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any of its Subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(f) (i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(g) (i) the termination of any Material Agreement; (ii) the receipt by any Borrower or any of its Subsidiaries of any material notice under any Material Agreement; (iii) the entering into of any new Material Agreement by an Obligor; or (iv) any material amendment to a Material Agreement;

(h) the reports and notices as required by the Security Documents;

(i) within 30 days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01, notice of any material change in accounting policies or financial reporting practices by the Obligors (which requirement will be deemed satisfied by the description thereof in a Form 10-K, Form 10-Q or Form 8-K filed with the SEC);

(j) promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor, which could reasonably be expected to result in a Material Adverse Effect;

(k) a licensing agreement or arrangement entered into by any Borrower or any Subsidiary in connection with any infringement or alleged infringement of the Intellectual Property of another Person;

(l) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(m) concurrently with the delivery of financial statements under Section 8.01(b), notice of the creation or other acquisition of any Intellectual Property by Borrowers or any Subsidiary after the date hereof and during such prior fiscal year which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority;

(n) any change to the Borrowers’ and each Subsidiary Guarantor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts, by delivering to Lenders an updated Annex 7 to the Security Agreement setting forth a complete and correct list of all such accounts as of the date of such change; or

(o) such other information respecting the operations, properties, business or condition (financial or otherwise) of the Obligors (including with respect to the Collateral) as the Majority Lenders may from time to time reasonably request.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a financial officer or other executive officer of each Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.03 Existence; Conduct of Business. Each Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03. Without obtaining the prior written approval of PIOP, each Borrower will not change within one (1) year after the date hereof, such Borrower’s business activity to a business activity to which a licensee under the SBIC Act is prohibited from providing funds by the SBIC Act, as more specifically set forth under Part 107.720 of Title 13 of the United States Code of Federal Regulations. If any Borrower’s business activity changes to such a prohibited business activity or the proceeds are used for ineligible business activities, such Borrower will use all commercially reasonable efforts and cooperate in good faith to assist PIOP to sell or transfer its Proportionate Share of the Loans in a commercially reasonable manner; provided that in no way shall this be considered PIOP’s sole remedy if any Borrower’s business activity changes to such a prohibited business activity. Based on the Lenders’ due diligence on the Borrowers as of the date hereof, Borrower’s current business activity of designing, developing or manufacturing medical devices is not a business activity to which a licensee under the SBIC Act is prohibited from providing funds by the SBIC Act.

8.04 Payment of Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay and discharge its obligations, including (i) all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of such Borrowers or any Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien; and (iii) all Indebtedness other than Permitted Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

8.05 Insurance. Each Borrower will, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the request of the Majority Lenders, each Borrower shall furnish the Lenders from time to time with full information as to the insurance carried by it and, if so requested, copies of all such insurance policies. Each Borrower also shall furnish to the Lenders from time to time upon the request of the Majority Lenders a certificate from the Borrowers’ insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid, that such policies are in full force and effect and that such insurance coverage and such policies comply with all the requirements of this Section 8.05. The Borrowers shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to the Borrowers without at least 30 days’ prior written notice to the Borrowers and the Lenders. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Lenders to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Borrowers.

8.06 Books and Records; Inspection Rights. Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its real properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times (but not more often than once a year unless an Event of Default has occurred and is continuing).

8.07 Compliance with Laws and Other Obligations. Each Borrower will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws) and (ii) comply in all material respects with all terms of Indebtedness and all other Material Agreements, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.08 Maintenance of Properties, Etc.

(a) Each Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its real and tangible personal properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

(b) Without limiting the generality of clause (a) above, Borrowers shall comply with each of the following covenants with respect to the Santa Rosa Lease:

(i) TriVascular shall diligently perform and timely observe all of the terms, covenants and conditions of the Santa Rosa Lease on the part of TriVascular to be performed and observed prior to the expiration of any applicable grace period therein provided and do everything necessary to preserve and to keep unimpaired and in full force and effect the Santa Rosa Lease; provided, however, that the parties acknowledge that the Santa Rosa Lease shall expire on February 28, 2018.

(ii) Borrowers shall promptly notify Lenders of the giving of any written notice by Santa Rosa Landlord to TriVascular of any default by TriVascular thereunder, and promptly deliver to Lenders a true copy of each such notice. If TriVascular shall be in default under the Santa Rosa Lease, Lenders shall have the right (but not the obligation) to cause the default or defaults under the Santa Rosa Lease to be remedied and otherwise exercise any and all rights of TriVascular under the Santa Rosa Lease, as may be necessary to prevent or cure any default and Lenders shall have the right to enter all or any portion of the Property, at such times and in such manner as Lenders reasonably deem necessary, to prevent or to cure any such default. Without limiting the foregoing, upon any such default, TriVascular shall promptly execute, acknowledge and deliver to Lenders such instruments as may reasonably be required of TriVascular to permit Lenders to cure any default under the Santa Rosa Lease or permit Lenders to take such other action required to enable Lenders to cure or remedy the matter in default and preserve the security interest of Lenders under the Loan Documents with respect to the Santa Rosa Facility.

(iii) TriVascular shall use commercially reasonable efforts to enforce, in a commercially reasonable manner, each covenant or obligation of the Santa Rosa Landlord in the Santa Rosa Lease in accordance with its terms. Subject to the terms and requirements of the Santa Rosa Lease, within ten (10) days after receipt of written request by Lenders, Borrowers shall use reasonable efforts to obtain from the Santa Rosa Landlord under the Santa Rosa Lease and furnish to Lenders an estoppel certificate from the Santa Rosa Landlord stating the date through which rent has been paid and whether or not, to the Santa Rosa Landlord’s knowledge, there are any defaults thereunder and specifying the nature of such claimed defaults, if any, and such other matters as Lenders may reasonably request or in the form required pursuant to the terms of the Santa Rosa Lease. Borrowers shall furnish to Lenders all information that Lenders may reasonably request from time to time in the possession of Borrowers (or reasonably available to Borrowers) concerning the Santa Rosa Lease and TriVascular’s compliance with the Santa Rosa Lease.

(iv) Borrowers, promptly upon learning that Santa Rosa Landlord has failed to perform the material terms and provisions under the Santa Rosa Lease and immediately upon learning of a rejection or disaffirmance or purported rejection or disaffirmance of the Santa Rosa Lease pursuant to any state or federal bankruptcy law, shall notify Lenders thereof. Borrowers shall promptly notify Lenders of any request that any party to the Santa Rosa Lease makes for arbitration or other dispute resolution procedure pursuant to the Santa Rosa Lease and of the institution of any such arbitration or dispute resolution. TriVascular hereby authorizes Lenders to attend any such arbitration or dispute, and upon the occurrence and during the continuance of an Event of Default participate in any such arbitration or dispute resolution but such participation shall not be to the exclusion of Borrowers; provided, however, that, in any case, TriVascular shall consult with Lenders with respect to the matters related thereto. Borrowers shall promptly deliver to Lenders a copy of the determination of each such arbitration or dispute resolution mechanism.

(v) If Lenders or their designee shall acquire or obtain a new Santa Rosa Lease following a termination of the Santa Rosa Lease, then Borrowers shall have no right, title or interest whatsoever in or to such new Santa Rosa Lease, or any proceeds or income arising from the estate arising under any such new Santa Rosa Lease, including from any sale or other disposition thereof. Lenders or their designee shall hold such new Santa Rosa Lease free and clear of any right or claim of Borrowers.

(vi) Borrowers shall promptly, after obtaining knowledge of such filing notify Lenders orally of any filing by or against Santa Rosa Landlord under the Santa Rosa Lease of a petition under the Bankruptcy Code or other applicable law. Borrowers shall thereafter promptly give written notice of such filing to Lenders, setting forth any information available to Borrowers as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrowers shall promptly deliver to Lenders any and all notices, summonses, pleadings, applications and other documents received by Borrowers in connection with any such petition and any proceedings relating to such petition.

8.09 Licenses. Each Borrower shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.10 Action under Environmental Laws. Each Borrower shall, and shall cause each of its Subsidiaries to, upon becoming aware of the presence of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition in compliance with applicable Environmental Laws, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.11 Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.05. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors. Each Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries that are Domestic Subsidiaries of such Borrower are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that any Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary that is a Domestic Subsidiary, each Borrower and Subsidiary Guarantor will and shall cause each of its Subsidiaries to:

(i) cause such new Subsidiary to become a “Subsidiary Guarantor” hereunder, and a “Grantor” under the Security Agreement, pursuant to a Guarantee Assumption Agreement;

(ii) take such action or cause such Subsidiary to take such action (including delivering such shares of stock together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority (subject to Permitted Liens permitted under Section 9.02(c)) Liens on substantially all of the personal property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder;

(iii) cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Lenders in respect of all outstanding issued shares of such Subsidiary; and

(iv) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Majority Lenders shall have requested.

(b) Foreign Subsidiaries. Foreign Subsidiaries of any Borrower shall not be required to become Subsidiary Guarantors hereunder, except that the Borrowers and Subsidiary Guarantors shall take such action to cause the parent of such Foreign Subsidiary to execute and deliver a pledge agreement in favor of the Lenders in respect of (i) 65% of the issued and outstanding shares of voting stock of such Foreign Subsidiary and (ii) to the extent such pledge could not reasonably be expected to cause a material adverse tax consequence to Borrowers, 100% of all other issued and outstanding shares of capital stock of whatever class of such Foreign Subsidiary are beneficially owned by such parent.

(c) Further Assurances. Each Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Majority Lenders to effectuate the purposes and objectives of this Agreement.

Without limiting the generality of the foregoing, the Borrowers will, and will cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested by the Majority Lenders to create, in favor of the Lenders, perfected security interests and Liens in substantially all of the personal property of such Obligor (subject to Permitted Liens) as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

8.13 Termination of Non-Permitted Liens. In the event that any Borrower or any of its Subsidiaries shall become aware or be notified by the Lenders of the existence of any outstanding Lien against any Property of any Borrower or any of its Subsidiaries, which Lien is not a Permitted Lien, the Borrowers shall use their best efforts to promptly terminate or cause the termination of such Lien.

8.14 Intellectual Property.

(a) Notwithstanding any provision in this Agreement or any other Loan Documents to the contrary, the Lenders are not assuming any liability or obligation of the Borrowers, the Subsidiary Guarantors or their Subsidiaries of whatever nature, whether presently in existence or arising or asserted hereafter, except to the extent required under applicable law in connection with any Intellectual Property license agreement of the Borrowers, the Subsidiary Guarantors or their Subsidiaries in the event that the Lenders foreclose on such Collateral. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Obligors, the Subsidiary Guarantors and/or their Subsidiaries as the case may be, except to the extent required under applicable law in connection with any Intellectual Property license agreement of the Borrowers, the Subsidiary Guarantors or their Subsidiaries in the event that the Lenders foreclose on such Collateral. Without limiting the foregoing, the Lenders are not assuming and shall not be responsible for any liabilities or Claims of the Borrowers, the Subsidiary Guarantors or their Subsidiaries, whether present or future, absolute or contingent and whether or not relating to the Obligors, the Obligor Intellectual Property, and/or the Material Agreements, and the Borrowers shall indemnify and save harmless the Lenders from and against all such liabilities, Claims and Liens, except to the extent required under applicable law in connection with any Intellectual Property license agreement of the Borrowers, the Subsidiary Guarantors or their Subsidiaries in the event that the Lenders foreclose on such Collateral. Without limiting the foregoing, this Agreement shall not constitute an agreement to assign any Contracts of, or Obligor Intellectual Property to, the Lenders, except to the extent required under applicable law in connection with any Intellectual Property license agreement of the Borrowers, the Subsidiary Guarantors or their Subsidiaries in the event that the Lenders foreclose on such Collateral.

(b) In the event that the Obligors acquire Obligor Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral hereunder, without further action by any party, in each case from and after the date of such acquisition (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein).

8.15 Post-Closing Items.

(a) Leasehold Deed of Trust and Landlord Consent. Borrowers shall use commercially reasonable efforts to (i) execute and deliver an amendment to the Leasehold Deed of Trust for recording with the County of Sonoma, California, and (ii) obtain the consent of the Santa Rosa Landlord for such amendment, in each case, as promptly as possible following the date hereof.

SECTION 9

NEGATIVE COVENANTS

Each Borrower covenants and agrees with the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than the Warrant Obligations) have been paid in full indefeasibly in cash:

9.01 Indebtedness. Each Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth on Schedule 7.13(b)-1 and Permitted Refinancings thereof; provided that, in each case, such Indebtedness is subordinated to the Obligations on terms satisfactory to the Majority Lenders;

(c) Permitted Priority Debt;

(d) [Reserved];

(e) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of such Borrower’s or such Subsidiary’s business in accordance with customary terms and paid within such Borrower or such Subsidiary’s ordinary business practices, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(f) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by such Borrower or any Subsidiary in the ordinary course of business;

(g) Indebtedness (i) of such Borrower to any Subsidiary Guarantor, (ii) of any Subsidiary Guarantor to such Borrower or any other Subsidiary Guarantor, and (iii) of any Foreign Subsidiary to any other Foreign Subsidiary;

(h) Guarantees by such Borrower of Indebtedness of any Subsidiary Guarantor and by any Subsidiary of Indebtedness of such Borrower or any other Subsidiary Guarantor and by any Foreign Subsidiary of Indebtedness of such Borrower or any other Subsidiary; provided that the aggregate outstanding principal amount of such Indebtedness, when added to the aggregate principal amount of the outstanding Indebtedness permitted in reliance on Section 9.01(i), does not exceed $1,000,000 (or the Equivalent Amount in other currencies) at any time;

(i) normal course of business equipment financing; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness, when added to the aggregate principal amount of the outstanding Indebtedness permitted in reliance on Section 9.01(h), does not exceed $1,000,000 (or the Equivalent Amount in other currencies) at any time;

(j) Permitted Convertible Subordinated Debt not to exceed $150,000,000 in aggregate principal amount;

(k) Indebtedness incurred in a transaction specifically permitted under Section 9.10(d);

(l) Indebtedness approved in advance in writing by the Majority Lenders;

(m) Guarantees of automobile leases entered into by Foreign Subsidiaries;

(n) Customary indemnification arrangements with suppliers arising in the ordinary course of business and customary indemnification arrangements with respect to directors and officers, contractors and professionals rendering services to Borrowers and its Subsidiaries;

(o) Indebtedness of any Person acquired in a Permitted Acquisition (so long as such Indebtedness (A) existed prior to the acquisition of such Person by Borrowers or any Subsidiary, (B) is not created in connection with such acquisition and (C) is solely the obligation of such Person and not of Borrowers or any other Subsidiary), provided that the aggregate outstanding principal amount of such Indebtedness, when added to the aggregate outstanding principal amount of the Indebtedness permitted in reliance on Section 9.01(p), does not exceed $1,000,000 (or the Equivalent Amount in other currencies) in the aggregate;

(p) Indebtedness consisting of contingent liabilities in respect of indemnification obligations or adjustment of purchase price in connection with the consummation of Permitted Acquisitions, provided that the aggregate outstanding principal amount of such Indebtedness, when added to the aggregate outstanding principal amount of the Indebtedness permitted in reliance on Section 9.01(o), does not exceed $1,000,000 (or the Equivalent Amount in other currencies) in the aggregate;

(q) Indebtedness to CMI under the CMI Loan Agreement existing on the date hereof; and

(r) Other Indebtedness not to exceed $1,000,000 in the aggregate, provided that such Indebtedness is unsecured and subordinated to the Obligations in terms of rights to payment and to exercise remedies.

9.02 Liens. Each Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (collectively, “Permitted Liens”):

(a) Liens securing the Obligations;

(b) any Lien on any property or asset of any Borrower or any of its Subsidiaries existing on the date hereof and set forth in Schedule 7.13(b)-2; provided that (i) the scope of the collateral to which such Lien applies shall not be expanded and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens described in the definition of “Permitted Priority Debt”;

(d) Liens securing Indebtedness permitted under Section 9.01(i); provided that such Liens are restricted solely to the collateral described in Section 9.01(i);

(e) Liens imposed by law which were incurred in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such liens and for which adequate reserves have been made if required in accordance with GAAP;

(f) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(g) Liens securing taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(h) servitudes, easements, rights of way, restrictions and other similar encumbrances on real Property imposed by applicable Laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Subsidiaries;

(i) with respect to any real Property, (A) such defects or encroachments as might be revealed by an up-to-date survey of such real Property; (B) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real Property pursuant to applicable Laws; and (C) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable Laws, which, in the aggregate for (A), (B) and (C), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Subsidiaries;

(j) Liens securing Permitted Convertible Subordinated Debt;

(k) Bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(l) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(n) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; and

(o) Liens in favor of CMI to secure the obligations under the CMI Loan Agreement;

provided that no Lien otherwise permitted under any of the foregoing Sections 9.02(b), (c), (d), (e), (f), (h), (i), (j) and (o) shall apply to any Material Intellectual Property.

9.03 Fundamental Changes and Acquisitions. Each Borrower will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) (iii) make any Acquisition or otherwise acquire any business or substantially all the property from, or capital stock of, or be a party to any acquisition of, any Person. Notwithstanding the foregoing provisions of this Section 9.03:

(a) each Borrower and its Subsidiaries may make Investments permitted under Section 9.05;

(b) (i) any Subsidiary Guarantor may be merged, amalgamated or consolidated with or into any Borrower or any other Subsidiary Guarantor and (ii) any Foreign Subsidiary may be merged, amalgamated or consolidated with or into any Borrower or any other Subsidiary;

(c) (i) any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any Borrower or another Subsidiary Guarantor; and (ii) any Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any Borrower or another Subsidiary; and

(d) the capital stock of (i) any Subsidiary Guarantor may be sold, transferred or otherwise disposed of to any Borrower or another Subsidiary Guarantor and (ii) the capital stock of any Foreign Subsidiary may be sold, transferred or otherwise disposed of to any Borrower or another Subsidiary; and

(e) each Borrower and its Subsidiaries may make Permitted Acquisitions, not to exceed $25,000,000 in the aggregate.

9.04 Lines of Business. Each Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in on the date hereof by Borrower or any Subsidiary or a business reasonably related thereto.

9.05 Investments. Each Borrower will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a) Investments outstanding on the date hereof and identified in Schedule 9.05;

(b) operating deposit accounts with banks;

(c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d) Permitted Cash Equivalent Investments;

(e) Investments by such Borrower and the Subsidiary Guarantors in such Borrower’s wholly-owned Subsidiary Guarantors (for greater certainty, each Borrower shall not be permitted to have any direct or indirect Subsidiaries that are not wholly-owned Subsidiaries);

(f) Hedging Agreements entered into in the ordinary course of such Borrower’s financial planning solely to hedge currency risks (and not for speculative purposes) and in an aggregate notional amount for all such Hedging Agreements not in excess of $250,000 (or the Equivalent Amount in other currencies);

(g) Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(h) Investments consisting of (A) employee loans, travel advances and guarantees in accordance with such Borrower’s usual and customary practices with respect thereto (if permitted by applicable law) which in the aggregate shall not exceed $500,000 outstanding at any time (or the Equivalent Amount in other currencies) and (B) non-cash loans to employees, officers or directors relating to the purchase of equity securities of Holdings pursuant to employee stock purchase plans or arrangements approved by Holdings’ board of directors which in the aggregate shall not exceed $3,000,000 outstanding at any time (or the Equivalent Amount in other currencies);

(i) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(j) Investments consisting of notes receivable or prepaid royalties and other credit obligations to customers and suppliers, in the ordinary course of business;

(k) Investments permitted pursuant to Section 9.03;

(l) Investments by such Borrower and the Subsidiary Guarantors in all Foreign Subsidiaries not to exceed $1,500,000 in the aggregate at any time outstanding;

(m) Indebtedness permitted by Section 9.01; and

(n) Other Investments in an aggregate amount not to exceed $2,000,000.

9.06 Restricted Payments. Each Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) such Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock;

(b) such Borrower may purchase, redeem, retire, or otherwise acquire shares of its capital stock or other equity interests with the proceeds received from a substantially concurrent issue of new shares of its capital stock or other equity interests;

(c) for the payment of dividends by any Subsidiary of an Obligor to any Obligor; and

(d) repurchases of capital stock by Holdings pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements which in the aggregate shall not exceed $2,500,000.

9.07 Payments of Indebtedness. Each Borrower will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) the Obligations and (ii) subject to any applicable terms of subordination, other Permitted Indebtedness.

9.08 Change in Fiscal Year. Each Borrower will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to the Borrowers’.

9.09 Sales of Assets, Etc. Unless such Borrower simultaneously makes the prepayment required under Section 3.03(b)(i), each Borrower will not, and will not permit any of its Subsidiaries to, sell, lease, exclusively license (in terms of geography or field of use), transfer, or otherwise dispose of any of its Property (including accounts receivable and capital stock of Subsidiaries) to any Person in one transaction or series of transactions (any thereof, an “Asset Sale”), except for any of the following:

(a) transfers of cash in the ordinary course of its business for equivalent value;

(b) sales of inventory in the ordinary course of its business on ordinary business terms;

(c) research, development, manufacturing, assembly, sterilization, quality assurance, advertising, marketing, promotion, sales agent, or confidentiality arrangements where such arrangements provide for the licenses or disclosure of Patents, Trademarks, Copyrights or other Intellectual Property rights in the ordinary course of business and consistent with general market practices, provided that such arrangements do not grant any Person (other than any Obligor) the right to manufacture and sell any material products of any Borrower on such Person’s own behalf;

(d) transfers of Property by (i) any Obligor to any other Obligor and (ii) by any Foreign Subsidiary to any Obligor;

(e) sales or transfers of Property (other than cash or inventory) by any Obligor to any Foreign Subsidiary; provided that the terms thereof are no less favorable (including the amount of cash received by such Obligor) to such Obligor than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of any Obligor; provided further that if such sale is not on arm’s length terms, such sale of Property to a Foreign Subsidiary shall be permitted, but only if such Foreign Subsidiary shall transfer cash to such Obligor in the amount equal to the fair market value of the sold or transferred Property within 15 days of such sale or transfer;

(f) dispositions of any Property that is obsolete or worn out or no longer used or useful in the Business;

(g) up to $2 million of any other Asset Sales during the term of this Agreement; and

(h) those transactions permitted by Sections 9.03 or 9.04.

Lenders acknowledge and agree that clause (f) above includes the right for any Borrower to make decisions in the ordinary course of business regarding the registration of any of its Intellectual Property, including without limitation, any decisions regarding application, prosecution, abandonment, or cancellation of any such Intellectual Property, without the consent of any Lender.

9.10 Transactions with Affiliates. Each Borrower will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for any of the following:

(a) transactions between or among Obligors;

(b) any Indebtedness permitted by Section 9.01;

(c) any Investment permitted by Section 9.05;

(d) any Restricted Payment permitted by Section 9.06;

(e) any Asset Sale permitted by Section 9.09;

(f) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of such Borrower or any Subsidiary in the ordinary course of business,

(g) any Borrower may issue debt or Equity Interests to Affiliates in exchange for cash, provided that the terms thereof are no less favorable (including the amount of cash received by such Borrower) to such Borrower than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of any Borrower; and

(h) the transactions set forth on Schedule 9.10.

9.11 Restrictive Agreements. Except for Permitted Restrictive Agreements, each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to such Borrower or any other Subsidiary or to Guarantee Indebtedness of such Borrower or any other Subsidiary; provided that:

(i) the foregoing shall not apply to (x) restrictions and conditions imposed by law or by this Agreement and (y) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; and

(ii) the foregoing clause (a) shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Permitted Indebtedness if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases, in-bound licenses of Intellectual Property and other contracts restricting the assignment thereof;

(iii) the foregoing shall not apply to any stockholder agreement, charter, by laws or other organizational documents of any Borrower or any Subsidiary as in effect on the date hereof and as amended as permitted hereunder; and

(iv) the foregoing shall not apply to Permitted Liens.

9.12 Amendments to Material Agreements. Each Borrower will not, and will not permit any of its Subsidiary Guarantors to, enter into any amendment to or modification of any Material Agreement or terminate any Material Agreement (unless replaced with another agreement that, viewed as a whole, is on better terms for such Borrower or such Subsidiary Guarantor) without in each case the prior written consent of the Lender (which consent shall not be unreasonably withheld or delayed).

9.13 Preservation of Santa Rosa Lease; Operating Leases.

(a) Notwithstanding any provision of this Agreement to the contrary, Borrowers shall not:

(i) Surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend, the Santa Rosa Lease, nor transfer, sell, assign, convey, dispose of, mortgage, pledge, hypothecate, assign or encumber any of its interest in, the Santa Rosa Lease;

(ii) Consent to, cause, agree to, or permit to occur any subordination, or consent to the subordination of, the Santa Rosa Lease to any mortgage, deed of trust or other lien encumbering (or that may in the future encumber) the interest of Santa Rosa Landlord in the Santa Rosa Facility;

(iii) Waive, excuse, condone or in any way release or discharge Santa Rosa Landlord of or from its material obligations, covenants and/or conditions under the Santa Rosa Lease; or

(iv) Elect to treat the Santa Rosa Lease as terminated or rejected under subsection 365 of the Bankruptcy Code or other applicable Law. Any such election made without Majority Lenders’ prior written consent shall be void. If, pursuant to subsection 365 of the Bankruptcy Code or other applicable law, Borrowers seeks to offset, against the rent reserved in the Santa Rosa Lease, the amount of any damages caused by the nonperformance by Santa Rosa Landlord of any of its obligations thereunder after the rejection by Santa Rosa Landlord of the Santa Rosa Lease under the Bankruptcy Code or other applicable Law, then Borrowers shall not effect any offset of any amounts objected to by Lenders.

(b) Each Borrower will not, and will not permit any of its Subsidiaries to, make any expenditures in respect of operating leases, except for:

(i) real estate operating leases;

(ii) operating leases between such Borrower and any of its wholly-owned Subsidiaries or between any of such Borrower’s wholly-owned Subsidiaries; and

(c) operating leases that would not cause each Borrower and its Subsidiaries, on a consolidated basis, to make payments exceeding $2,000,000 (or the Equivalent Amount in other currencies) in any fiscal year.

9.14 Sales and Leasebacks. Except as disclosed on Schedule 9.14, each Borrower will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, tangible personal, or mixed), whether now owned or hereafter acquired, (i) which such Borrower or such Subsidiary has sold or transferred or is to sell or transfer to any other Person and (ii) which such Borrower or such Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15 Hazardous Material. Each Borrower will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not reasonably be expected to result in a Material Adverse Change.

9.16 Accounting Changes. Each Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.17 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event that would, in the aggregate, have a Material Adverse Effect.

9.18 Foreign Subsidiaries Excess Cash. The Borrowers shall not allow all its Foreign Subsidiaries to hold cash in excess of $2,000,000 in the aggregate, unless such cash is transferred by the applicable Foreign Subsidiary as dividends to any Obligor within 30 days of receipt of such cash.

SECTION 10

FINANCIAL COVENANTS

10.01 Minimum Revenue.

(a) Borrowers and their Subsidiaries shall have Revenue:

(i) during the twelve month period beginning on January 1, 2015, of at least $30,000,000;

(ii) during the twelve month period beginning on January 1, 2016, of at least $43,000,000;

(iii) during the twelve month period beginning on January 1, 2017, of at least $55,000,000;

(iv) during the twelve month period beginning on January 1, 2018, of at least $70,000,000; and

(v) during each twelve month period beginning on January 1, 2019 and each twelve month period beginning on each January 1 thereafter, of at least $90,000,000.

10.02 Cure Right.

(a) Notwithstanding anything to the contrary contained in Section 11, in the event that the Borrowers fail to comply with the covenants contained in Sections 10.01(a)(i)-(iv) (such covenants for such applicable periods being the “Specified Financial Covenants”), Borrowers shall have the right at any time in the twelve (12) months prior to, or, within 90 (ninety) days of the end of the respective calendar year:

(i) to issue additional shares of Equity Interests in exchange for cash (the “Equity Cure Right”), or

(ii) to borrow Permitted Convertible Subordinated Debt (the “Subordinated Debt Cure Right” and, collectively with the Equity Cure Right, the “Cure Right”),

and upon the receipt by Borrowers of the Cure Amount pursuant to the exercise of such Cure Right, such Cure Amount shall be deemed to constitute Revenue of Borrowers for purposes of the Specified Financial Covenants and the Specified Financial Covenants shall be recalculated. If, after giving effect to the foregoing recalculation, Borrowers shall then be in compliance with the requirements of the Specified Financial Covenants, Borrowers shall be deemed to have satisfied the requirements of the Specified Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of the Specified Financial Covenants that had occurred shall be deemed cured for this purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) the Cure Right may be exercised no more than twice, (ii) the amount of the payment received by Borrowers from investors investing in Borrowers pursuant to Section 10.02(a) (the “Cure Amount”) shall be equal to twice the shortfall amount required to cause the Borrowers to be in compliance with the Specified Financial Covenants, (iii) Borrowers shall deliver a compliance certificate, evidencing compliance with the Specified Financial Covenants after giving effect to receipt of the Cure Amount, and (iv) upon receipt by Borrower of the Cure Amount, Borrower shall immediately prepay the Loans (including any PIK Loans), without any Prepayment Premium or other penalty, in an amount equal to the Cure Amount, credited in the order set forth on Section 3.03(b)(i)(A)-(E).

10.03 Minimum Cash

Borrowers and Subsidiaries shall at the end of each Business Day maintain Liquidity in an amount which shall exceed the greater of (and not the sum of) (i) $2,000,000 (or, if the Fifth Borrowing has occurred, $10,000,000) or (ii) to the extent Borrowers have incurred Permitted Priority Debt, the minimum cash balance, if any, required of Borrowers by Borrowers’ Permitted Priority Debt creditors. Borrowers shall provide the Lenders not more often than once a quarter a compliance certificate relating to the foregoing in such form satisfactory to the Majority Lenders.

SECTION 11

EVENTS OF DEFAULT

11.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier;

(d) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, 8.03 (with respect to the Borrowers’ existence), 8.11, 8.12, 8.14, 9 or 10, and with respect to Section 8.12 only, such failure shall continue unremedied for a period of 10 or more days after such new Subsidiary is formed or acquired;

(e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after written notice thereof from the Lenders is received by a Responsible Officer of Borrower;

(f) any Obligor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness;

(g) (i) any material breach of, or “event of default” or similar event under, the documentation governing any Material Indebtedness shall occur, or (ii) any event or condition occurs (A) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness.

(h) any Obligor:

(i) becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors;

(ii) commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so);

(iii) institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv) applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property; or

(v) takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h) or in Section 11.01(i), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof;

(i) any petition is filed, application made or other proceeding instituted against or in respect of any Obligor:

(i) seeking to adjudicate it an insolvent;

(ii) seeking a receiving order against it;

(iii) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(iv) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of thirty (30) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Obligor thereunder in the interim, such grace period will cease to apply; provided further that if such Obligor files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(j) any other event occurs which, under the laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Section 11.01(h) or (i);

(k) one or more judgments for the payment of money in an aggregate amount in excess of $1,500,000 (or the Equivalent Amount in other currencies) shall be rendered against any Obligor or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment;

(l) a Material Adverse Change shall have occurred;

(m) (i) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Lenders, free and clear of all other Liens (other than Permitted Liens), (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall for whatever reason be terminated or cease to be in full force and effect, (ii) the enforceability of any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall be contested by any Obligor;

(n) any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents the Obligors from selling or manufacturing the Product or its commercially available successors, or any of their other material and commercially available products in the United States or Europe for more than 45 consecutive calendar days.

11.02 Remedies.

(a) Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h), (i) or (j)), and at any time thereafter during the continuance of such event, Majority Lenders may, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b) Upon the occurrence of any Event of Default described in Section 11.01(h), (i) or (j), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(c) Prepayment Premium and Redemption Price. (i) For the avoidance of doubt, the Prepayment Premium (as a component of the Redemption Price) shall be due and payable whenever so stated in this Agreement, or by any applicable operation of law, regardless of the circumstances causing any related acceleration or payment prior to the Stated Maturity Date, including without limitation any Event of Default or other failure to comply with the terms of this Agreement, whether or not notice thereof has been given, or any acceleration by, through, or on account of any bankruptcy filing.

(ii) For the avoidance of doubt, the Prepayment Premium (as a component of the Redemption Price) shall be due and payable at any time the Loans become due and payable prior to the Stated Maturity Date for any reason, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Borrower in accordance with Section 11.02(a), or automatically, in accordance with Section 11.02(b)), by operation of law or otherwise (including, without limitation, where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Loans or Loan Documents that would otherwise evade, avoid, or otherwise disappoint the expectations of Lenders in receiving the full benefit of their bargained-for Prepayment Premium or Redemption Price as provided herein). The Obligors and Lenders acknowledge and agree that any Prepayment Premium due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under section 502(b)(3) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement.

(iii) Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Redemption Price in each and every circumstance such amount is due pursuant to or in connection with this Agreement, including without limitation in the case of any Obligor’s bankruptcy filing, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery as agreed under every possible circumstance, and the Borrowers hereby waive any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach by the Borrowers shall constitute secured obligations owing to the Lenders.

SECTION 12

MISCELLANEOUS

12.01 No Waiver. No failure on the part of the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

12.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy) delivered, if to any Borrower, another Obligor or the Lenders, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication). Notices, documents, certificates and other deliverables to the Lenders by any Obligor may be made solely to the Control Agent and the Control Agent shall promptly deliver such notices, documents, certificates and other deliverables to the other Lenders hereunder.

12.03 Expenses, Indemnification, Etc.

(a) Expenses. Each Borrower agrees to pay or reimburse (i) the Lenders for all of their reasonable out of pocket costs and expenses (including the reasonable out-of-pocket fees and expenses of Morrison & Foerster LLP, special counsel to the Lenders, and any sales, goods and services or other similar taxes applicable thereto, and printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), (y) post-closing costs and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) the Lenders for all of their out of pocket costs and expenses (including the fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default; provided, however, that the Borrowers shall not be required to pay or reimburse any amounts (1) pursuant to Section 12.03(a)(i)(x) in excess of the Expense Cap, and (2) in excess of $10,000 in the aggregate per foreign country for any additional foreign Intellectual Property filings or any amendments to any existing foreign Intellectual Property filings (including, without limitation, any amendments required in connection with Section 12.05(c)); provided further that, so long as the Third Borrowing is consummated on the Closing Date, then such fees shall be credited from the fees paid by the Borrowers pursuant to Section 2.03.

(b) Indemnification. Each Borrower hereby indemnifies the Lenders, their Affiliates, and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims or Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by any Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans. Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party.” No Lender shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.

12.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrowers and the Lenders. Any consent, approval, (including without limitation any approval of or authorization for any amendment to any of the Loan Documents), instruction or other expression of the Lenders under any of the Loan Documents may be obtained by an instrument in writing signed in one or more counterparts by Majority Lenders; provided however, that the consent of all of the Lenders shall be required to:

(i) amend, modify, discharge, terminate or waive any of the terms of this Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans, reduce the fees payable hereunder, reduce interest rates or other amounts payable with respect to the Loans, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans;

(ii) amend the provisions of Section 6;

(iii) amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto otherwise than pursuant to the terms hereof or thereof; or

(iv) amend this Section 12.04.

Notwithstanding anything to the contrary herein, a Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

12.05 Successors and Assigns.

(a) General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that each Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lenders. Any of the Lenders may assign or otherwise transfer any of their rights or obligations hereunder to an assignee in accordance with the provisions of Section 12.05(b), (ii) by way of participation in accordance with the provisions of Section 12.05(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.05(g). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any of the Lenders may at any time assign to one or more Eligible Transferees all or a portion of their rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it); provided, however, that no such assignment shall be made to any Borrower, an Affiliate of any Borrower, or any employees or directors of any Borrower at any time. So long as no Event of Default has occurred and is continuing, any assignment to Eligible Transferees that would result in the Lenders that are Affiliates of Capital Royalty, L.P., in the aggregate, holding less than 50% of the right to vote the aggregate Commitments and Loans would require the consent of the Borrowers; provided that the Lenders may at any time assign the right to vote their Commitments and Loans to Eligible Transferees in connection with a securitization transaction or other leveraged arrangement that such Lenders may enter into with respect to their loan portfolios without Borrower consent. Notwithstanding the foregoing, each Lender may assign its rights and obligations under this Agreement at any time to an Affiliate of the Lender without Borrower consent. Subject to the recording thereof by the Lenders pursuant to Section 12.05(c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of the Lenders under this Agreement, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of a Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5 and Section 12.03. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.05(e).

(c) Amendments to Loan Documents. Each of the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 12.05.

(d) Register. The Lenders, acting solely for this purpose as an agent of each Borrower, shall maintain at one of its offices, which shall be the office of the Control Agent, a register for the recordation of the name and address of any assignee of the Lenders and the Commitment and outstanding principal amount of the Loans owing thereto (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and each Borrower may treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any of the Lenders may at any time, without the consent of, or notice to, any Borrower, sell participations to any Person (other than a natural person or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers shall continue to deal solely and directly with the Lenders in connection therewith.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 12.05(f), each Borrower agrees that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.05(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.04(a) as though it were the Lender.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.05 than a Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.

(g) Certain Pledges. The Lenders may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Loan Document to secure obligations of the Lenders, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lenders from any of their obligations hereunder or substitute any such pledgee or assignee for the Lenders as a party hereto.

12.06 Survival. The obligations of each Borrower under Sections 5.01, 5.03, 5.05, 12.03, 12.05, 12.09, 12.10, 12.11, 12.12, 12.13, 12.14 and Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Loans and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of the Loans, herein or pursuant hereto shall survive the making of such representation and warranty.

12.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

12.08 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

12.09 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

12.10 Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in Houston, Texas or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 12.10(a) is for the benefit of the Lenders only and, as a result, no Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by applicable Laws, the Lenders may take concurrent proceedings in any number of jurisdictions.

(b) Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Lenders to serve any such process or summonses in any other manner permitted by applicable law.

(c) Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

12.11 Waiver of Jury Trial. EACH OBLIGOR AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.12 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its Property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

12.13 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

12.14 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

12.15 No Fiduciary Relationship. Each Borrower acknowledges that the Lenders have no fiduciary relationship with, or fiduciary duty to, any Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrowers are solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

12.16 Confidentiality. The Lenders agree to maintain the confidentiality of the Confidential Information (as defined in the Non-Disclosure Agreement (defined below)) in accordance with the terms of that certain non-disclosure agreement dated June 22, 2012 among TriVascular and Capital Royalty, L.P (the “Non-Disclosure Agreement”).

Any new Lender that becomes party to this Agreement hereby agrees to be bound by the terms of the Non-Disclosure Agreement. The parties to this Agreement shall prepare a mutually agreeable press release announcing the completion of this transaction on the date hereof.

12.17 USA PATRIOT Act. The Lenders hereby notify the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

12.18 Maximum Rate of Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (in each case, the “Maximum Rate”). If the Lenders shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans, and not to the payment of interest, or, if the excessive interest exceeds such unpaid principal, the amount exceeding the unpaid balance shall be refunded to the applicable Obligor. In determining whether the interest contracted for, charged, or received by the Lenders exceeds the Maximum Rate, the Lenders may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Indebtedness and other obligations of any Obligor hereunder, or (d) allocate interest between portions of such Indebtedness and other obligations under the Loan Documents to the end that no such portion shall bear interest at a rate greater than that permitted by applicable Law.

12.19	Co-Borrower Provisions.

(a) Borrower Agent. Each Borrower appoints TriVascular its agent for purposes of the giving and receiving of any notice, and the agreement to any consent or waiver under this Agreement (TriVascular, in such capacity, the “Borrower Agent”). Any notice required by this Agreement to be delivered to any Borrower shall be deemed to have been delivered to such Borrower upon delivery of such notice to the Borrower Agent, and receipt of any notice by the Borrower Agent shall constitute receipt of such notice by each Borrower. Any notice or consent to be delivered hereunder by any Borrower shall be deemed to have been delivered by such Borrower upon delivery thereof by the Borrower Agent.

(b) Joint and Several Nature of Obligations. All Loans made to the Borrowers shall be deemed to have been made to all Borrowers and each Borrower hereby agrees that it shall jointly and severally, and unconditionally, be obligated to pay all of the Obligations, including, without limitation, the Obligations incurred for the benefit of each of the other Borrowers.

(c) Co-Borrower Waivers.

(i) General Waivers. Each Borrower hereby expressly waives (A) diligence, presentment, demand for payment, protest, benefit of any statute of limitations affecting any Borrower’s liability under the Loan Documents; (B) discharge due to any disability of any Borrower; (C) any defenses of any Borrower to obligations under the Loan Documents not arising under the express terms of the Loan Documents or from a material breach thereof by any Lender which under applicable law has the effect of discharging any Borrower from the Obligations as to which this Agreement is sought to be enforced; (D) the benefit of any act or omission by any Lender which directly or indirectly results in or aids the discharge of any Borrower from any of the Obligations by operation of law or otherwise; (E) all notices whatsoever, including, without limitation, notice of acceptance of the incurring of the Obligations; (F) any right it may have to require any Lender to disclose to it any information that any Lender may now or hereafter acquire concerning the financial condition or any circumstances that bear on the risk of nonpayment by any other Borrower, including without limitation the release of such other Borrower from its Obligations hereunder; and (G) any requirement that any Lender exhaust any right, power or remedy or proceed against the other Borrower or any other security for, or any guarantor of, or any other party liable for, any of the Obligations, or any portion thereof. Each Borrower specifically agrees that it shall not be necessary or required, and Borrowers shall not be entitled to require, that any Lender (1) file suit or proceed to assert or obtain a claim for personal judgment against any other Borrower for all or any part of the Obligations; (2) make any effort at collection or enforcement of all or any part of the Obligations from any Borrower; (3) foreclose against or seek to realize upon the Collateral or any other security now or hereafter existing for all or any part of the Obligations; (4) file suit or proceed to obtain or assert a claim for personal judgment against any Borrower or any guarantor or other party liable for all or any part of the Obligations; (5) exercise or assert any other right or remedy to which any Lender is or may be entitled in connection with the Obligations or any security or guaranty relating thereto to assert; or (6) file any claim against assets of one Borrower before or as a condition of enforcing the liability of any other Borrower under any Loan Document.

(ii) Real Property Security Waivers.

(A) Each Borrower acknowledges that all or any portion of the Obligations may now or hereafter be secured by a Lien or Liens upon real property evidenced by certain documents including, without limitation, deeds of trust and assignments of rents. Lenders may, pursuant to the terms of said real property security documents and applicable law, foreclose under all or any portion of one or more of said Liens by means of judicial or nonjudicial sale or sales. Each Borrower agrees that Lenders may exercise whatever rights and remedies they may have with respect to said real property security, all without affecting the liability of any Borrower hereunder, except to the extent Lenders realize payment by such action or proceeding. Except as provided under applicable law, no election to proceed in one form of action or against any party, or on any obligation shall constitute a waiver of Lenders’ rights to proceed in any other form of action or against any Borrower or any other Person, or diminish the liability of any Borrower, or affect the right of Lenders to proceed against any Borrower for any deficiency, except to the extent Lenders realize payment by such action, notwithstanding the effect of such action upon any Borrower’s rights of subrogation, reimbursement or indemnity, if any, against Borrower or any other Person.

(B) To the extent permitted under applicable law, each Borrower hereby waives any rights and defenses that are or may become available to such Borrower by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

(C) To the extent permitted under applicable law, each Borrower hereby waives all rights and defenses that such Borrower may have because the Obligations are or may be secured by real property. This means, among other things:

(1) Lenders may collect from any Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower;

(2) If Lenders foreclose on any real property collateral pledged by any Borrower:

i. The amount of the Loan may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

ii. Lenders may collect from each Borrower even if Lender, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower.

To the extent permitted under applicable law, this is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations hereunder are or may be secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(D) To the extent permitted under applicable law, each Borrower waives all rights and defenses arising out of an election of remedies by Lenders, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(iii) Waiver of Marshaling. WITHOUT LIMITING THE FOREGOING IN ANY WAY, EACH BORROWER HEREBY IRREVOCABLY WAIVES AND RELEASES TO THE EXTENT PERMITTED BY LAW ANY AND ALL RIGHTS IT MAY HAVE AT ANY TIME (WHETHER ARISING DIRECTLY OR INDIRECTLY, BY OPERATION OF LAW, CONTRACT OR OTHERWISE) TO REQUIRE THE MARSHALING OF ANY ASSETS OF ANY BORROWER, WHICH RIGHT OF MARSHALING MIGHT OTHERWISE ARISE FROM ANY SUCH PAYMENTS MADE OR OBLIGATIONS PERFORMED.

SECTION 13

GUARANTEE

13.01 The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to the Lenders and their successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans and all fees and other amounts from time to time owing to the Lenders by any Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if any Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02 Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any lien or security interest granted to, or in favor of, the Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lenders exhaust any right, power or remedy or proceed against any Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

13.03 Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Lenders on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Lenders in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

13.04 Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations (other than the Warrant Obligations) and the expiration and termination of the Commitment of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 13.01, whether by subrogation or otherwise, against any Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

13.05 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of each Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.06 Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Lender, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.07 Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.08 Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 13.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 13 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 13.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrowers and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the date hereof, as of the date hereof, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

13.09 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise, taking into account the provisions of Section 13.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Lenders or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

13.10 Additional Waivers.

(a) To the extent permitted under applicable law, each Subsidiary Guarantor hereby waives any rights and defenses that are or may become available to Subsidiary Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

(b) To the extent permitted under applicable law, each Subsidiary Guarantor hereby waives all rights and defenses that Subsidiary Guarantor may have because the Obligations are or may be secured by real property. This means, among other things:

(i) Lenders may collect from any Subsidiary Guarantor without first foreclosing on any real or personal property collateral pledged by any Borrower;

(ii) If Lenders foreclose on any real property collateral pledged by any Borrower:

(A) The amount of the Loan may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

(B) Lenders may collect from each Subsidiary Guarantor even if Lenders, by foreclosing on the real property collateral, has destroyed any right such Subsidiary Guarantor may have to collect from any Borrower.

To the extent permitted under applicable law, this is an unconditional and irrevocable waiver of any rights and defenses each Subsidiary Guarantor may have because the Obligations are or may be secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(c) To the extent permitted under applicable law, each Subsidiary Guarantor waives all rights and defenses arising out of an election of remedies by Lenders, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Subsidiary Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(d) To the extent permitted under applicable law, each Subsidiary Guarantor hereby waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWERS:

TRIVASCULAR TECHNOLOGIES, INC. (FORMERLY TV2 HOLDING COMPANY)

By	/s/ Mike Kramer
Name: Mike Kramer
Title: Chief Financial Officer

Address for Notices:
3910 Brickway Blvd, Santa Rosa, CA 95403

Attn:	Mike Kramer, Chief Financial Officer
Tel.:	707.543.8709
Fax:	707.541.3909
Email:	mkramer@trivascular.com

TRIVASCULAR, INC.

By	/s/ Mike Kramer
Name: Mike Kramer
Title: Chief Financial Officer

Address for Notices:
3910 Brickway Blvd, Santa Rosa, CA 95403

Attn:	Mike Kramer, Chief Financial Officer
Tel.:	707.543.8709
Fax:	707.541.3909
Email:	mkramer@trivascular.com

[Signature Page to Second Amended and Restated Term Loan Agreement]

SUBSIDIARY GUARANTORS:

TRIVASCULAR SALES LLC

By	/s/ Mike Kramer
Name: Mike Kramer
Title: Chief Financial Officer

Address for Notices:
3910 Brickway Blvd, Santa Rosa, CA 95403

Attn:	Mike Kramer, Chief Financial Officer
Tel.:	707.543.8709
Fax:	707.541.3909
Email:	mkramer@trivascular.com

TRIVASCULAR CANADA, LLC

By	/s/ Mike Kramer
Name: Mike Kramer
Title: Chief Financial Officer

Address for Notices:
3910 Brickway Blvd, Santa Rosa, CA 95403

Attn:	Mike Kramer, Chief Financial Officer
Tel.:	707.543.8709
Fax:	707.541.3909
Email:	mkramer@trivascular.com

[Signature Page to Second Amended and Restated Term Loan Agreement]

LENDERS:

CAPITAL ROYALTY PARTNERS II L.P., in its capacity as a Lender and as Control Agent

By CAPITAL ROYALTY PARTNERS II GP L.P., its General Partner
By CAPITAL ROYALTY PARTNERS II GP LLC, its General Partner

By	/s/ Charles Tate
Name: Charles Tate
Title: Sole Member

PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II L.P.
By PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II GP L.P., its General Partner
By PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II GP LLC, its General Partner

By	/s/ Charles Tate
Name: Charles Tate
Title: Sole Member

CAPITAL ROYALTY PARTNERS II–PARALLEL FUND “A” L.P.
By CAPITAL ROYALTY PARTNERS II–PARALLEL FUND “A” GP L.P., its General Partner
By CAPITAL ROYALTY PARTNERS II–PARALLEL FUND “A” GP LLC, its General Partner

By	/s/ Charles Tate
Name: Charles Tate
Title: Sole Member

[Signature Page to Second Amended and Restated Term Loan Agreement]

CAPITAL ROYALTY PARTNERS II (CAYMAN) L.P.
By CAPITAL ROYALTY PARTNERS II (CAYMAN) GP L.P., its General Partner
By CAPITAL ROYALTY PARTNERS II (CAYMAN) GP LLC, its General Partner

By	/s/ Charles Tate
Name: Charles Tate
Title: Sole Member

WITNESS: /s/ Nicole Nesson
Name: Nicole Nesson

CAPITAL ROYALTY PARTNERS II – PARALLEL FUND “B” (CAYMAN) L.P.
By CAPITAL ROYALTY PARTNERS II (CAYMAN) GP L.P., its General Partner
By CAPITAL ROYALTY PARTNERS II (CAYMAN) GP LLC, its General Partner

By	/s/ Charles Tate
Name: Charles Tate
Title: Sole Member

WITNESS: /s/ Nicole Nesson
Name: Nicole Nesson

Address for Notices:

1000 Main Street, Suite 2500

Houston, TX 77002

Attn: General Counsel

Tel.: 713.209.7350

Fax: 713.209.7351

Email: adorenbaum@crglp.com

[Signature Page to Second Amended and Restated Term Loan Agreement]

Exhibit A

to Second Amended and Restated Term Loan Agreement

FORM OF GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT dated as of [DATE] by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a                      [corporation][limited liability company] (the “Additional Subsidiary Guarantor”), in favor of the lenders from time to time party thereto (the “Lenders”) under that certain Second Amended and Restated Term Loan Agreement, dated as of August 3, 2015 (as amended, restated, supplemented or otherwise modified, renewed, refinanced or replaced, the “Loan Agreement”), among TriVascular Technologies, Inc. (formerly TV2 Holding Company), a Delaware corporation (“Holdings”), TriVascular, Inc., a California corporation (“TriVascular” and, together with Holdings, the “Borrowers”), Capital Royalty Partners II L.P. and the other lenders party thereto and the Subsidiary Guarantors party thereto.

Pursuant to Section 8.12(a) of the Loan Agreement, the Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” for all purposes of the Loan Agreement, and a “Grantor” for all purposes of the Security Agreement. Without limiting the foregoing, the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to the Lenders and their successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 13.01 of the Loan Agreement) in the same manner and to the same extent as is provided in Section 13 of the Loan Agreement. In addition, as of the date hereof, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Sections 7.01, 7.02, 7.03, 7.05(a), 7.06, 7.07, 7.08 and 7.18 of the Loan Agreement, and in Section 2 of the Security Agreement, with respect to itself and its obligations under this Agreement and the other Loan Documents, as if each reference in such Sections to the Loan Documents included reference to this Agreement, such representations and warranties to be made as of the date hereof.

The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the opinions referred to in Section 8.12(a) of the Loan Agreement to the Lenders.

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL SUBSIDIARY GUARANTOR]

By
Name:
Title:

Exhibit A-1

Exhibit B

to Second Amended and Restated Term Loan Agreement

FORM OF NOTICE OF BORROWING

Date : [                    ]

To:	Capital Royalty Partners II L.P. and the other Lenders
1000 Main Street, Suite 2500
Houston, TX 77002
Attn: General Counsel

Re:	Borrowing under Second Amended and Restated Term Loan Agreement

Ladies and Gentlemen:

The undersigned, TriVascular Technologies, Inc. (formerly TV2 Holding Company), a Delaware corporation (“Holdings”), TriVascular, Inc., a California corporation (“TriVascular” and, together with Holdings, the “Borrowers”), refers to the Second Amended and Restated Term Loan Agreement, dated as of August 3, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among the Borrowers, Capital Royalty Partners II L.P. and other parties from time to time party thereto as lenders (“Lenders”), and the subsidiary guarantors from time to time party thereto. The terms defined in the Loan Agreement are herein used as therein defined.

Borrowers hereby give you notice irrevocably, pursuant to Section 2.02 of the Loan Agreement, of the borrowing of the Loan specified herein:

1. The proposed Borrowing Date is [                    ].

2. The amount of the proposed Borrowing is $[            ].

3. The payment instructions with respect to the funds to be made available to the Borrowers are as follows:

Bank name: [                    ]

Bank Address: [                    ]

Routing Number: [                    ]

Account Number: [                    ]

Swift Code: [                    ]

The Borrowers hereby certify that the following statements are true on the date hereof, and will be true on the date of the proposed borrowing of the Loan, before and after giving effect thereto and to the application of the proceeds therefrom:

Exhibit B-1

a) the representations and warranties made by the Borrowers in Section 7 of the Loan Agreement shall be true in all material respects on and as of the Borrowing Date and immediately after giving effect to the application of the proceeds of the Borrowing with the same force and effect as if made on and as of such date except that the representation regarding representations and warranties that refer to a specific earlier date shall be that they were true on such earlier date;

b) on and as of the Borrowing Date, there shall have occurred no Material Adverse Change since [                    ]; and

c) no Default exists or would result from such proposed borrowing.

IN WITNESS WHEREOF, the Borrowers have caused this Notice of Borrowing to be duly executed and delivered as of the day and year first above written.

BORROWERS:

TRIVASCULAR TECHNOLOGIES, INC. (FORMERLY TV2 HOLDING COMPANY)

By
Name:
Title:

TRIVASCULAR, INC.

By
Name:
Title:

Exhibit B-2

Exhibit C-1

to Second Amended and Restated Term Loan Agreement

FORM OF TERM LOAN NOTE

U.S. $[ ]	[DATE]

FOR VALUE RECEIVED, each of the undersigned, TriVascular Technologies, Inc. (formerly TV2 Holding Company), a Delaware corporation (“Holdings”), TriVascular, Inc., a California corporation (“TriVascular” and, together with Holdings, the “Borrowers”), hereby promises to pay to [Capital Royalty Partners II L.P.]1 or its assigns (the “Lender”) at the Lender’s principal office in 1000 Main Street, Suite 2500, Houston, TX 77002, in immediately available funds, the aggregate principal sum set forth above, or, if less, the aggregate unpaid principal amount of all Loans made by the Lender pursuant to Section 2.01 of the Second Amended and Restated Term Loan Agreement, dated as of August 3, 2015 (as amended, restated, supplemented or otherwise modified, renewed, refinanced or replaced, the “Loan Agreement”), among the Borrowers, the Lender, the other lenders party thereto and the Subsidiary Guarantors party thereto, on the date or dates specified in the Loan Agreement, together with interest on the principal amount of such Loans from time to time outstanding thereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.

This Note is a Note issued pursuant to the terms of Section 2.04 of the Loan Agreement, and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED THAT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

The Borrowers hereby waive demand, presentment, protest or notice of any kind hereunder, other than notices provided for in the Loan Documents. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in such particular or any subsequent instance.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE LOAN AGREEMENT.

[1]	Insert applicable Lender name.

Exhibit C-1-1

TRIVASCULAR TECHNOLOGIES, INC. (FORMERLY TV2 HOLDING COMPANY)

By
Name:
Title:

TRIVASCULAR, INC.

By
Name:
Title:

Exhibit C-1-2

Exhibit C-2

to Second Amended and Restated Term Loan Agreement

FORM OF PIK LOAN NOTE

U.S. $[ ]	[DATE]

FOR VALUE RECEIVED, each of the undersigned, TriVascular Technologies, Inc. (formerly TV2 Holding Company), a Delaware corporation (“Holdings”), TriVascular, Inc., a California corporation (“TriVascular” and, together with Holdings, the “Borrowers”), hereby promises to pay to [Capital Royalty Partners II L.P.]2 or its assigns (the “Lender”) at the Lender’s principal office in 1000 Main Street, Suite 2500, Houston, TX 77002, in immediately available funds, the aggregate principal sum set forth above, or, if less, the aggregate unpaid principal amount of all PIK Loans made by the Lender pursuant to Section 3.02(d) of the Second Amended and Restated Term Loan Agreement, dated as of August 3, 2015 (as amended, restated, supplemented or otherwise modified, renewed, refinanced or replaced, the “Loan Agreement”), among the Borrowers, the Lender, the other lenders party thereto and the Subsidiary Guarantors party thereto, on the date or dates specified in the Loan Agreement, together with interest on the principal amount of such PIK Loans from time to time outstanding thereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.

This Note is a Note issued pursuant to the terms of Section 3.02(d) of the Loan Agreement, and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement.

The Lender may supplement this Note by attaching to this Note a schedule (the “Note Schedule”) to evidence additional PIK Loans made by the Lender to Borrowers following the date first above written. The Lender may endorse thereon the date such additional PIK Loan is made and the principal amount of such additional PIK Loan when made. Such Note Schedule shall form part of this Note and all references to this Note shall mean this Note, as supplemented by such Note Schedule.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED THAT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

[2]	Insert applicable Lender name.

Exhibit C-2-1

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT; PLEASE CONTACT [NAME OF CFO OR TAX DIRECTOR OF ISSUER], [TITLE], [ADDRESS], TELEPHONE: [TEL #] TO OBTAIN INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT AND THE YIELD TO MATURITY.

The Borrowers hereby waive demand, presentment, protest or notice of any kind hereunder, other than notices provided for in the Loan Documents. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in such particular or any subsequent instance.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE LOAN AGREEMENT.

TRIVASCULAR TECHNOLOGIES, INC. (FORMERLY TV2 HOLDING COMPANY)

By
Name:
Title:

TRIVASCULAR, INC.

By
Name:
Title:

Exhibit C-2-2

PIK NOTE SCHEDULE

This Note Schedule supplements that certain Note issued by Borrowers to [Capital Royalty Partners II L.P]3 or its assigns on [DATE].

Date of additional PIK Loan	Amount of additional PIK Loan made	Notation made by4

[3]	Insert applicable Lender name.
[4]	Insert name of party making notation (e.g. Borrower or Lender).

Exhibit C-2-3

Exhibit D

to Second Amended and Restated Term Loan Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Second Amended and Restated Term Loan Agreement, dated as of August 3, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among TriVascular Technologies, Inc. (formerly TV2 Holding Company), a Delaware corporation (“Holdings”), TriVascular, Inc., a California corporation (“TriVascular” and, together with Holdings, the “Borrowers”), Capital Royalty Partners II L.P. and other parties from time to time party thereto as lenders (“Lenders”), and the subsidiary guarantors from time to time party thereto. [                        ] (the “Foreign Lender”) is providing this certificate pursuant to Section 5.05(e)(ii)(B) of the Loan Agreement. The Foreign Lender hereby represents and warrants that:

1. The Foreign Lender is the sole record owner of the Loans as well as any obligations evidenced by any Note(s) in respect of which it is providing this certificate;

2. The Foreign Lender’s direct or indirect partners/members are the sole beneficial owners of the Loans as well as any obligations evidenced by any Note(s) in respect of which it is providing this certificate;

3. Neither the Foreign Lender nor its direct or indirect partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Lender further represents and warrants that:

(a) neither the Foreign Lender nor its direct or indirect partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) neither the Foreign Lender nor its direct or indirect partners/members has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3. Neither the Foreign Lender nor its direct or indirect partners/members is a 10-percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

4. Neither the Foreign Lender nor its direct or indirect partners/members is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

[Signature follows]

Exhibit D-1

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.

[NAME OF NON-U.S. LENDER]

By
Name:
Title:

Date:

Exhibit D-2

Exhibit E

to Second Amended and Restated Term Loan Agreement

FORM OF COMPLIANCE CERTIFICATE

[DATE]

This certificate is delivered pursuant to Section 8.01(c) of, and in connection with the consummation of the transactions contemplated in, the Second Amended and Restated Term Loan Agreement, dated as of August 3, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among TriVascular Technologies, Inc. (formerly TV2 Holding Company), a Delaware corporation (“Holdings”), TriVascular, Inc., a California corporation (“TriVascular” and, together with Holdings, the “Borrowers”), Capital Royalty Partners II L.P. and other parties from time to time party thereto as lenders (“Lenders”), and the subsidiary guarantors from time to time party thereto. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Loan Agreement.

The undersigned, a duly authorized Responsible Officer of each Borrower having the name and title set forth below under his signature, hereby certifies, on behalf of the Borrowers for the benefit of the Lenders and pursuant to Section 8.01(c) of the Loan Agreement that such Responsible Officer of the Borrowers is familiar with the Loan Agreement and that, in accordance with each of the following sections of the Loan Agreement, each of the following is true on the date hereof, both before and after giving effect to any Loan to be made on or before the date hereof:

In accordance with Section 8.01[(a)/(b)] of the Loan Agreement, attached hereto as Annex A are the financial statements for the [fiscal quarter/fiscal year] ended [            ] required to be delivered pursuant to Section 8.01[(a)/(b)] of the Loan Agreement. Such financial statements fairly present in all material respects the consolidated financial position, results of operations and cash flow of Borrowers and their Subsidiaries as at the dates indicated therein and for the periods indicated therein in accordance with GAAP [(subject to the absence of footnote disclosure and normal year-end audit adjustments)]5 [without qualification as to the scope of the audit (except with respect to a going concern qualification, if applicable).]6

Attached hereto as Annex B are the calculations used to determine compliance with each financial covenant contained in Section 10 of the Loan Agreement.

No Default is continuing as of the date hereof[, except as provided for on Annex C attached hereto, with respect to each of which Borrower proposes to take the actions set forth on Annex C].

[5]	Insert language in brackets only for quarterly certifications.
[6]	Insert language in brackets only for annual certifications.

Exhibit E-1

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

TRIVASCULAR TECHNOLOGIES, INC. (FORMERLY TV2 HOLDING COMPANY)

By
Name:
Title:

TRIVASCULAR, INC.

By
Name:
Title:

Exhibit E-2

Annex A to Compliance Certificate

FINANCIAL STATEMENTS

[see attached]

Exhibit E-3

Annex B to Compliance Certificate

CALCULATIONS OF FINANCIAL COVENANT COMPLIANCE

I.	Section 10.01(a): Minimum Revenue
A.	Revenue received during the twelve month period beginning on January 1, 2015:	$
Test Period: January 1, 2015 to December 31, 2015
	Is line I.B equal to or greater than $30,000,000?	Yes: In compliance; No: Not in compliance
B.	Revenue received during the twelve month period beginning on January 1, 2016:	$
Test Period: January 1, 2016 to December 31, 2016
	Is line I.C equal to or greater than $43,000,000?	Yes: In compliance; No: Not in compliance
C.	Revenue received during the twelve month period beginning on January 1, 2017:	$
Test Period: January 1, 2017 to December 31, 2017
	Is line I.D equal to or greater than $55,000,000?	Yes: In compliance; No: Not in compliance
D.	Revenue received during the twelve month period beginning on January 1, 2018:	$
Test Period: January 1, 2018 to December 31, 2018
	Is line I.D equal to or greater than $70,000,000?	Yes: In compliance; No: Not in compliance
E.	Revenue received during the twelve month period beginning on January 1, 201	$
Test Period: January 1, 201 to December 31, 201
	Is line I.E equal to or greater than $90,000,000?	Yes: In compliance; No: Not in compliance

II.	Section 10.03: Minimum Cash
A.	Amount of unencumbered cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in an account over which the Lenders have a first priority perfected security interest:	$
B.	The greater of:	$
(1) $2,000,000 (or, if the Fifth Borrowing has occurred, $10,000,000)
(2) to the extent Borrowers have incurred Permitted Priority Debt, the minimum cash balance required of Borrowers by Borrowers’ Permitted Priority Debt creditors
	Is Line IIA equal to or greater than Line IIB?:	Yes: In compliance; No: Not in compliance

Exhibit E-4

Exhibit F

to Second Amended and Restated Term Loan Agreement

FORM OF CONVERTIBLE NOTE

THE SECURITIES REPRESENTED HEREBY (AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF) HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

TRIVASCULAR TECHNOLOGIES, INC.

SENIOR CONVERTIBLE PROMISSORY NOTE

$[ ]	August , 2015

FOR VALUE RECEIVED, the undersigned, TriVascular Technologies, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to [CRG affiliated lender/entity] (the “Holder”), the principal sum of [            ] DOLLARS ($[            ]) on the Maturity Date (as defined in the Loan Agreement), with interest thereon from time to time as provided herein.

1. Loan Agreement. This Senior Convertible Promissory Note (this “Note”) is issued by the Borrower, on the date hereof, pursuant to that Second Amended and Restated Term Loan Agreement (the “Loan Agreement”), dated as of August 3, 2015 by and among the Borrower, TriVascular, Inc. and the Holder and the other parties from time to time thereto, and is subject to the terms thereof. This Note is one of a series of similar notes issued to affiliates of the Holder under the Loan Agreement. The Holder is entitled to the benefits of this Note and the Loan Agreement, as it relates to this Note, and may enforce the agreements of the Borrower contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto on the terms hereof. Capitalized terms used herein without definition are used herein with the meanings ascribed to such terms in the Loan Agreement.

2. Interest. Interest under this Note shall be due and payable in the manner and dates set forth in Section 3.02 of the Loan Agreement.

3. Principal Payment. The principal amount of this Note shall be due and payable on the Maturity Date.

4. Optional Prepayment. This Note may not be prepaid except to the extent provided for in the Loan Agreement.

5. Amendment. Section 12.05(c) of the Loan Agreement is incorporated herein, mutatis mutandis, as if set forth herein in full.

Exhibit F-1

6. Defaults and Remedies. Section 11 of the Loan Agreement is incorporated herein, mutatis mutandis, as if set forth herein in full.

7. Conversion.

(a) Holder’s Right To Convert.

(i) The principal amount of this Note shall be convertible, at the option of the Holder, subject to Section 7(a)(ii), at any time, or from time to time, into that number of shares of common stock of the Borrower, $0.01 par value per share (the “Common Stock”), equal to a fraction, the numerator of which is the amount of the then-outstanding principal balance of the Note and the denominator of which is $8.00 as adjusted as provided below (as so adjusted, the “Conversion Price”).

(ii) The option to convert into shares of Common Stock (the “Conversion Option”) shall be exercised by the Majority Lenders (A) giving written notice to the Borrower, at its principal corporate office (including via facsimile or e-mail), of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock issuable upon conversion are to be issued (“Conversion Shares”) and (B) surrendering this Note for such purpose to the Borrower, or at any place where the Borrower shall maintain a transfer agent for its Common Stock. At the time of the delivery of the notice referred to in clause (A) above, the individual, limited liability company, partnership, joint venture, corporation, trust, unincorporated organization or other entity (each, a “Person”) in whose name any certificate for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Borrower shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person, provided that the original Note is received by the Borrower (or its transfer agent) within two (2) Business Days thereafter. In all other cases, the Person in whose name any certificate shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on the date of the surrender referred to in clause (B) above. The date on which a conversion shall be deemed effective in accordance with the provisions hereof shall be defined as the “Conversion Date”. The principal balance of the Note shall be deemed paid in its entirety on the Conversion Date. Holder acknowledges and agrees that the Conversion Option, when and if exercised by the Majority Lenders, shall be binding on the Holder, whether or not the Holder consented thereto.

(iii) The Borrower shall deliver, or cause to be delivered, to the converting holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of this Note not later than ten (10) Business Days after the applicable Conversion Date.

Exhibit F-2

(b) Borrower’s Right to Convert.

(i) The then-outstanding entire principal balance of this Note shall be convertible, upon delivery to the Holder of written notice from the Borrower in the manner provided in the Loan Agreement of the satisfaction of the conditions to mandatory conversion set forth herein (“Mandatory Conversion Notice”), at any time after the first date on which the “Trading Price Condition”, as defined in paragraph (iii) below, has been satisfied, into that number of shares of Common Stock of the Borrower, $0.01 par value per share (the “Common Stock”), equal to a fraction, the numerator of which is the amount of the principal to be converted and the denominator of which is the Conversion Price, determined as adjusted pursuant hereto. Borrower must deliver a Mandatory Conversion Notice with respect to each of the Notes if it delivers such a notice with respect to any Note.

(ii) At the time of the delivery of a properly given Mandatory Conversion Notice the principal balance of this Note shall be deemed paid in its entirety. The Borrower shall issue or cause to be issued the Conversion Shares to the Holder within ten (10) Business Days following Holder’s transmission to the Borrower (or its transfer agent) the original Note.

(iii) For purposes hereof:

(A) the “Trading Price Condition” shall have been achieved when and if the Last Reported Sale Price per share of the Common Stock exceeds the Conversion Price on each of 20 consecutive Trading Days after the date of this Note;

(B) the “Last Reported Sale Price” of the Common Stock on any date means the closing sale or trading price (or, if no closing sale or trading price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) per share on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on such date, the “Last Reported Sale Price” of the Common Stock will be the last quoted bid price per share for the Common Stock in the over-the-counter market on such date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” will be the average of the mid-point of the last bid and ask prices per share for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

(C) “Trading Day” shall mean, for a particular equity security, a day on which trading prices for such equity security are quoted on the U.S. national or regional securities exchange on which such equity security is traded.

Exhibit F-3

(c) General Conditions.

(i) If any interest shall have accrued on the Note on the Conversion Date, the amount of such accrued interest shall be due and payable simultaneously with the delivery to Holder of the Conversion Shares.

(ii) Neither the Holder nor the Borrower shall have the right to exercise the conversion rights set forth herein prior to the date on which a registration statement covering the resale by the Holder of any Conversion Shares is declared effective by the Securities and Exchange Commission (the “SEC”).

(d) Certain Events.

(i) In case at any time prior to the conversion or payment of all of the principal of this Note:

(A) the Borrower shall authorize the granting to all the holders of Common Stock of the Borrower of rights to subscribe for or purchase any shares of stock of any class or of any other rights; or

(B) there shall be any reclassification of the Common Stock of the Borrower (other than a subdivision or combination of its outstanding Common Stock); or

(C) there shall be any capital reorganization by the Borrower; or

(D) there shall be an Organic Change (as hereinafter defined); or

(E) there shall be voluntary or involuntary dissolution, liquidation and winding up by the Borrower or extraordinary dividend or distribution to holders of Common Stock;

then in any one or more of said cases, the Borrower shall cause to be delivered to the Holder, at the earliest practicable time (and, in any event, not less than the earlier of (x) fifteen (15) days before any record date for a vote of shareholders in respect of such event and (y) five (5) days following the execution of a definitive agreement in respect of such event), written notice of the date on which the books of the Borrower shall close or a record shall be taken for such dividend, distribution or subscription or purchase rights or such reclassification, reorganization, Organic Change, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price relating to the conversion of the Notes into Common Stock and the kind and amount of the shares of stock and other securities and

Exhibit F-4

property deliverable upon conversion of the Notes. Such notice shall also specify the date, if known, as of which the holders of record of the Common Stock shall participate in said dividend, distribution or subscription or purchase rights or shall be entitled to exchange their shares of the Common Stock for securities or other property (including cash) deliverable upon such reorganization, Organic Change, dissolution, liquidation or winding up, as the case may be. Anything herein to the contrary notwithstanding, the Holder may give a notice of conversion of all or a portion of the Note as contemplated in Section 7(a)(ii) which may be conditioned upon the actual occurrence of the event which is the subject of the notice, it being the intention of Borrower and Holder that Holder shall be entitled to obtain the benefits of such conversion if such event actually occurs, but shall be entitled to retain this Note in full at its option if such event does not occur for any reason, and the Borrower agrees to take all such action, including issuing a new Note in order to assure to the Holder the benefits contemplated by this Section 7(d).

(ii) For purposes hereof, the term “Organic Change” means:

(A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (1) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the shares of Common Stock or (b) no longer have the ability to elect a majority of the board of directors of the Borrower or (2) as a result of which shares of Common Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Borrower or another entity (collectively, a “Change of Control Transaction”);

(B) the sale or transfer in one transaction or a series of related transactions of (i) more than 50% of the Borrower’s assets or (ii) assets or proprietary rights of Borrower that are material to the operations and business of the Borrower and have a value or a purchase price exceeding 50% of the enterprise value of the Borrower;

(C) a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, such that following such purchase, tender or exchange offer a Change of Control Transaction shall have occurred;

(D) the liquidation, bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) affecting the Borrower; or

(E) the Common Stock ceases to be registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Exhibit F-5

(e) Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time in the following manner upon the occurrence of the following events:

(i) Dividend, Subdivision, Combination or Reclassification of Preferred Stock. If the Borrower shall, at any time or from time to time, (A) declare a dividend (other than regularly scheduled dividends paid in kind) on the Common Stock payable in shares of its capital stock (including Common Stock), (B) subdivide the outstanding Common Stock into a larger number of shares of Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares of its Common Stock, or (D) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Borrower is the continuing corporation), then in each such case, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be adjusted so that the Holder of this Note upon conversion after such date shall be entitled to receive the aggregate number and kind of shares of capital stock which, if this Note had been converted immediately prior to such date, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If a dividend on the Common Stock payable in shares of its capital stock (including Common Stock) is declared and such dividend is not paid, the Conversion Price shall again be adjusted to be the Conversion Price, in effect immediately prior to such record date (giving effect to all adjustments that otherwise would be required to be made pursuant to this Section 7(e) from and after such record date).

(ii) Reorganization, Reclassification, Merger and Sale of Assets. If there occurs any capital reorganization or any reclassification of the Common Stock of the Borrower, the consolidation or merger of the Borrower with or into another Person (other than a merger or consolidation of the Borrower in which the Borrower is the continuing corporation and which does not result in any reclassification or change of outstanding shares of its Common Stock) or the sale or conveyance of all or substantially all of the assets of the Borrower to another Person, and the Holder does not exercise its right to convert this Note prior thereto, then the Holder will thereafter be entitled to receive, upon the conversion of this Note in accordance with the terms hereof, the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Borrower upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of that number of shares of Common Stock then deliverable upon the conversion of this Note if this Note had been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Borrower) shall be made to assure that the provisions hereof (including, without limitation, provisions with respect to changes in, and other adjustments of, the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon conversion of this Note.

Exhibit F-6

(iii) Certificate as to Adjustments. Whenever the Conversion Price shall be adjusted pursuant to the provisions hereof, the Borrower shall promptly give written notice thereof to the Holder, in accordance with Section 15, in the form of a certificate signed by the Chairman of the Board, President or a Vice President of the Borrower, and by the Chief Financial Officer, Treasurer or an Assistant Treasurer of the Borrower, stating the adjusted Conversion Price, and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment is required.

(iv) Fractional Shares. Notwithstanding an adjustment pursuant to Section 7(e) in the Conversion Price, the Borrower shall not be required to issue fractions of shares upon conversion of this Note or to distribute certificates which evidence fractional shares. In lieu of fractional shares, the Borrower may make payment to the Holder, at the time of conversion of this Note as herein provided, of an amount in cash equal to the product of (i) such fraction, multiplied by (ii) the closing price on the Conversion Date of the Common Stock on NASDAQ, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed.

8. Reservation of Shares. The Borrower shall reserve and keep available for issuance, free from preemptive rights, out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock into which this Note may from time to time be convertible. The Borrower will take all such reasonable action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation. Without limiting the generality of the foregoing, the Borrower covenants that it will use its reasonable best efforts to take all such action as may be necessary or appropriate in order that the Borrower may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of this Note and that it will use its reasonable best efforts to obtain all such authorizations, exemptions or consents, including but not limited to consents from the Borrower’s shareholders or Board of Directors or any public regulatory body, as may be necessary to enable the Borrower to perform its obligations under this Note.

9. Suits for Enforcement. Upon the occurrence of any one or more Events of Default, the Holder of this Note may proceed to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in the Loan Agreement or this Note or in aid of the exercise of any power granted in the Loan Agreement or this Note, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of the Holders of this Note, and the Borrower shall pay all reasonable costs of litigation and collection in connection therewith, including, without limitation, reasonable attorneys’ fees and court costs.

10. Remedies Cumulative. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

Exhibit F-7

11. Remedies Not Waived. No course of dealing between the Borrower and the Holder or any delay on the part of the Holder in exercising any rights hereunder shall operate as a waiver of any right.

12. Transfer.

(a) The term “Holder” as used herein shall also include any permitted transferee of this Note whose name has been recorded by the Borrower in the Note Register. Each permitted transferee of this Note acknowledges that this Note has not been registered under the Securities Act, and may be transferred only pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

(b) The Borrower shall maintain a register (the “Note Register”) in its principal offices for the purpose of registering the Note and any transfer or partial transfer thereof, which register shall reflect and identify, at all times, the ownership of record of any interest in the Note. Upon the issuance of this Note, the Borrower shall record the name and address of the initial purchaser of this Note in the Note Register as the first Holder. Upon surrender for registration of transfer or exchange of this Note at the principal offices of the Borrower, the Borrower shall, at its expense, execute and deliver one or more new Notes of like tenor registered in the name of the Holder or a transferee or transferees. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by written instrument of transfer duly executed by the Holder of such Note or such holder’s attorney duly authorized in writing.

(c) This Note may not be transferred except in compliance with the terms of the Loan Agreement and applicable securities laws.

13. Replacement of Note. On receipt by the Borrower of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of such Note), the Borrower, at its expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor. If required by the Borrower, such Holder must provide indemnity sufficient in the reasonable judgment of the Borrower to protect the Borrower from any loss which they may suffer if a lost, stolen or destroyed Note is replaced.

14. Covenants Bind Successors and Assigns. Section 12.05(a) of the Loan Agreement is incorporated herein, mutatis mutandis, as if set forth herein in full.

15. Notices. Section 12.02 of the Loan Agreement is incorporated herein, mutatis mutandis, as if set forth herein in full.

16. Governing Law/Jurisdiction, Service of Process and Venue/Waiver of Jury Trial. Section 12.09, 12.10 and 12.11 of the Loan Agreement are incorporated herein, mutatis mutandis, as if set forth herein in full.

Exhibit F-8

17. Severability. Section 12.14 of the Loan Agreement is incorporated herein, mutatis mutandis, as if set forth herein in full.

18. Headings. Section 12.07 of the Loan Agreement is incorporated herein, mutatis mutandis, as if set forth herein in full.

19. Representations and Warranties of Holder.

Holder represents and warrants to the Company as of the date hereof:

(a) No Public Sale or Distribution. Holder is acquiring the Note and any Conversion Shares issuable upon conversion of the Note for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the Securities Act; provided, however, by making the representations herein, such Holder does not agree, or make any representation or warranty, to hold the Note or any of the Conversion Shares for any minimum or other specific term and reserves the right to dispose of the Conversion Shares upon the issuance thereof at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. Holder is acquiring the Note and any Conversion Shares issuable thereunder in the ordinary course of its business. Holder does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute the Note or any of the Conversion Shares in violation of applicable securities laws.

(b) Accredited Investor Status. At the time Holder was offered the Note Holder was, and as of the date hereof Holder is, an “accredited investor” as that term is defined in Rule 501(a) of Regulation D. Such Holder is not a registered broker-dealer under Section 15 of the Exchange Act. Holder has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of such investment. Such Holder is able to bear the economic risk of an investment in the Note and, if converted, the Conversion Shares.

(c) Reliance on Exemptions. Holder understands that the Note is being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Borrower is relying in part upon the truth and accuracy of, and Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Holder set forth herein in order to determine the availability of such exemptions and the eligibility of Holder to acquire the Note.

(d) Information. Holder has been furnished with all materials relating to the business, finances and operations of the Borrower and materials relating to the offer and sale of Note which have been requested by Holder. Holder has been afforded the opportunity to ask questions of the Borrower. Neither such inquiries nor any other due diligence investigations conducted by Holder or its representatives shall modify, amend or affect Holder’s right to rely on the Borrower’s representations and warranties in the Loan Agreement or any other document or instrument executed and/or delivered in connection with the Loan Agreement or the consummation of the transaction contemplated thereby hereby. Holder understands that its investment in the Note and, if converted, the Conversion Shares, involves a high degree of risk. Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Note.

Exhibit F-9

(e) No Governmental Review. Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Note or the Conversion Shares or the fairness or suitability of the investment in the Note or Conversion Shares nor have such authorities passed upon or endorsed the merits of the offering of the Note.

(f) Transfer or Resale. Holder understands that except as provided in the Registration Rights Agreement: (i) neither the Note nor the Conversion Shares have been, or are being, registered under the Securities Act or any state securities laws, and neither may be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Holder shall have delivered to the Borrower (if requested by the Borrower ) an opinion of counsel to Holder, in a form reasonably acceptable to the Borrower, to the effect that such Note or Conversion Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Holder provides the Borrower with reasonable assurance that such Note or Conversion Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Conversion Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Conversion Shares under circumstances in which the seller (or the Person (as defined below) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC promulgated thereunder; and (iii) neither the Borrower nor any other Person is under any obligation to register the Common Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g) General Solicitation. Holder is not purchasing the Note as a result of any advertisement, article, notice or other communication regarding the Note published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

Exhibit F-10

TRIVASCULAR TECHNOLOGIES, INC.

By:

Name:
Title:

As to Sections 5, 7, 12, 14, 15, 16, 17, 18 and 19 hereof only:

[CRG Holder Signature Block]

Exhibit F-11

Exhibit G

to Second Amended and Restated Term Loan Agreement

FORM OF REGISTRATION RIGHTS AGREEMENT

[Filed Separately]

Exhibit G-1